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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TORNIER N.V.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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May [    ], 2011

Dear Shareholders:

        You are cordially invited to attend the 2011 Annual General Meeting of Shareholders of Tornier N.V., or the Company, to be held on Thursday, June 16, 2011, beginning at 9:00 a.m. CET at the Company's offices, Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands.

        Information about the meeting and the various matters on which the shareholders will vote is included in the Notice of Meeting and proxy statement that follow. Your vote is important no matter how many shares you own. Regardless of whether you plan to attend the meeting, I encourage you to vote promptly through our Internet site at www.tornier.com, by telephone or by completing and returning the enclosed proxy card in the enclosed return envelope, to ensure that your shares will be represented at the meeting. If you do attend the meeting and prefer to vote in person, you may withdraw your proxy at that time.

        A copy of the Company's 2010 annual report on Form 10-K is also enclosed for your review.

Sincerely,
Douglas W. Kohrs President and Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

May [    ], 2011

TO THE SHAREHOLDERS OF TORNIER N.V.:

        Notice is hereby given that the Annual General Meeting of Shareholders of Tornier N.V., or the Company, will be held on Thursday, June 16, 2011, beginning at 9:00 a.m. CET at the Company's offices, Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands, for the following purposes:

Open.

1.
To elect three (3) directors to serve until the 2014 annual general meeting of shareholders, or until their respective successors are elected and qualified or until his or her earlier death, resignation or removal;

2.
To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending January 1, 2012;

3.
To approve an advisory proposal on compensation of the Company's named executive officers as disclosed in this proxy statement under "Compensation of Directors and Executive Officers";

4.
To approve an advisory proposal on how often to vote for approval of the compensation of the Company's named executive officers;

5.
To adopt the Company's statutory annual accounts, or Annual Accounts, as prepared in accordance with Dutch law, for the fiscal year ended January 2, 2011;

6.
To release the members of the Company's board of directors from liability with respect to the exercise of their duties during the fiscal year ended January 2, 2011; and

7.
To transact such other business as may properly come before the meeting or any adjournments thereof.

Close.

        The Company's board of directors recommends a FOR vote for each of proposals (1), (2), (3), (5) and (6) above and at EVERY THREE YEARS vote for proposal (4) above.

        Only holders of record of our ordinary shares as of the close of business on Thursday, May 19, 2011, are entitled to notice of and to vote at the Annual General Meeting and any adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held on June 16, 2011. The 2011 proxy statement and the Company's 2010 annual report on Form 10-K are available on the Company's website at www.tornier.com. In addition, the Company's Annual Accounts and accompanying annual report, as prepared in accordance with Dutch law, which include biographical information about the nominees for the Company's board of directors, are available at our offices at the address set forth above and on the Company's website (www.tornier.com).

        Copies of the agenda for the Annual General Meeting and related documents may be obtained free of charge at the Company's offices in Amsterdam, the Netherlands by shareholders and other persons entitled to attend the meeting and their representatives as of the date hereof until the close of the Annual General Meeting. Copies of these documents are also available on the Company's website

(www.tornier.com) or by contacting Kevin M. Klemz, Chief Legal Officer and Secretary, Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands.

        The board of directors has determined that all holders of the ordinary shares of the Company as of the close of business on May 19, 2011 according to American Stock Transfer & Trust Company, the Company's registrar and transfer agent, or such shareholders' proxies, are entitled to attend and vote at the Annual General Meeting and any adjournments thereof.

        If you wish to attend the Annual General Meeting you must notify the board of directors of your intention to do so no later than June 13, 2011, by submitting your name and number of shares beneficially owned to: Kevin M. Klemz, Chief Legal Officer and Secretary, Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands. If you own ordinary shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as held in "street name," and you, as the beneficial owner of those shares, do not appear in our share register. If you own your ordinary shares through a broker and you wish to attend the Annual General Meeting, you must provide the Company with appropriate evidence of ownership of and authority to vote the shares no later than June 13, 2011. Access to the Annual General Meeting is permitted only after verification of personal identification.

        Your vote is very important to us. Whether or not you plan to attend the Annual General Meeting, we encourage you to read this proxy statement and complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed. Alternatively for your convenience, you may cast your vote on the Internet through our Company website at www.tornier.com or by telephone. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

        This notice of the Annual General Meeting and proxy statement and proxy card are being mailed to holders of our ordinary shares on or about May [    ], 2011.

* * * *

By Order of the Board of Directors,
Sean D. Carney Chairman of the Board of Directors

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS	1
PROPOSAL 1—ELECTION OF DIRECTORS	5
PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR	7
PROPOSAL 3—ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT UNDER "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS"	8
PROPOSAL 4—ADVISORY VOTE ON HOW OFTEN TO VOTE ON COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT	9
PROPOSAL 5—ADOPTION OF THE COMPANY'S STATUTORY ANNUAL ACCOUNTS	10
PROPOSAL 6—RELEASE OF CERTAIN LIABILITIES	11
CORPORATE GOVERNANCE STANDARDS AND BOARD OF DIRECTORS	12
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	28
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	31
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	31
PROPOSALS FOR THE 2012 ANNUAL GENERAL MEETING OF SHAREHOLDERS	54
SOLICITATION OF PROXIES	55
GENERAL	55
OTHER MATTERS	56

Tornier N.V.
Fred. Roeskestraat 123, 1076 EE Amsterdam
The Netherlands
(+ 31) 20 675 4002

PROXY STATEMENT
FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held On June 16, 2011

        We are sending you our proxy materials in connection with the solicitation of your vote and the enclosed proxy card by the board of directors of Tornier N.V., or the Company, for use at the 2011 Annual General Meeting of Shareholders, and at any adjournments thereof.

        The annual general meeting of shareholders to which this proxy statement relates constitutes the annual general meeting of shareholders for purposes of the laws, rules and regulations of the United States, NASDAQ and the Netherlands. The Company's annual general meeting of shareholders will satisfy the rules and regulations of the United States, NASDAQ and the Netherlands. As used herein, the term "Annual General Meeting" means the 2011 Annual General Meeting of Shareholders to be held on June 16, 2011.

Attending the Annual General Meeting

        The Annual General Meeting will be held on June 16, 2011, at 9:00 a.m. CET, at the Company's offices at Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands, to consider the matters set forth in the Notice of Annual General Meeting of Shareholders. This proxy statement and the enclosed proxy card are being mailed to shareholders together with a copy of the Company's annual report on Form 10-K, the Company's statutory annual accounts, or Annual Accounts, and the accompanying annual report, as prepared in accordance with Dutch law, which includes biographical information about the nominees for the Company's board of directors, on or about May [    ], 2011.

        Shareholders must inform the Company in writing of their intention to attend the Annual General Meeting by delivery to: Kevin M. Klemz, Chief Legal Officer and Secretary, Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands. If you own your ordinary shares through a broker, you must also provide the Company with appropriate evidence of ownership of and authority to vote the shares no later than June 13, 2011. Access to the Annual General Meeting is permitted only after verification of personal identification.

Shareholders Entitled to Vote

        Only shareholders of record of the Company's ordinary shares, par value €0.03 per share, or the ordinary shares, at the close of business on May 19, 2011, or the record date, according to American Stock Transfer & Trust Company, LLC, our registrar and transfer agent, or such shareholders' proxies, will be entitled to attend and vote at the Annual General Meeting. Each ordinary share entitles the holder thereof to one vote on each matter that is voted on at the Annual General Meeting. As of the

record date, the number of outstanding ordinary shares entitled to vote on each proposal at the Annual General Meeting was [            ].

Street Name Holders and Record Holders

        If you own ordinary shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as held in "street name," and you, as the beneficial owner of those shares, do not appear in our share register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own ordinary shares in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials, including a proxy card, from your broker, you should vote your shares by following the procedures specified on the proxy card. Shortly before the Annual General Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the Annual General Meeting and vote your street name shares in person, you should contact your broker to obtain a broker's proxy card and bring it to the Annual General Meeting.

        If you are the registered holder of ordinary shares, you are the record holder of those shares, and you should vote your shares as described below under "How Record Holders Vote."

How Record Holders Vote

        You can vote at the Annual General Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual General Meeting. You can always attend the Annual General Meeting and revoke your proxy by voting in person.

        There are three ways to vote by proxy:

  •
  By mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card;

  •
  By Internet—You can vote by Internet by going to the website www.proxyvote.com and following the instructions on our proxy card; or

  •
  By Telephone—You can vote by calling toll-free 1-800-690-6903 in the United States, Canada and Puerto Rico and following the instructions.

        By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may vote "FOR" or "AGAINST" or "ABSTAIN" from voting on (i) each of our director nominees, (ii) the ratification of the appointment of Ernst & Young LLP, or Ernst & Young, as the Company's independent auditor for the fiscal year ending January 1, 2012, (iii) approval of the compensation of the Company's named executive officers as described in this proxy statement under "Compensation of Directors and Executive Officers", (iv) the adoption of the Company's Annual Accounts and (v) the release of the members of the Company's board of directors from liability with respect to the exercise of their duties during the fiscal year ended January 2, 2011. You may elect to vote on approval of the compensation of the Company's named executive officers (i) every year, (ii) every two years, (iii) every three years or (iv) abstain from voting.

        If you vote by proxy without indicating your instructions, your shares will be voted FOR:

  •
  The election of our three (3) director nominees per the recommendation of the Company's board of directors;

  •
  The ratification of the appointment of Ernst & Young as the Company's independent auditor;

  •
  The advisory approval of the compensation of the Company's named executive officers as described in this proxy statement under "Compensation of Directors and Executive Officers";

  •
  The advisory vote on approval of the compensation of the Company's named executive officers every three years;

  •
  The adoption of the Company's Annual Accounts; and

  •
  The release of the members of the Company's board of directors from liability with respect to the exercise of their duties during the fiscal year ended January 2, 2011.

Revocation of Proxies

        A shareholder may revoke a proxy at any time prior to its exercise (i) by giving to the Company's Chief Legal Officer and Secretary a written notice of revocation of the proxy's authority, (ii) by submitting a duly executed proxy card bearing a later date or (iii) by attending the Annual General Meeting and voting in person. Your attendance at the meeting alone, without voting at the meeting, will not revoke your proxy.

Quorum and Votes Necessary for Action to be Taken

        Our directors are elected by the affirmative vote of a majority of votes cast in person or by proxy at the Annual General Meeting and entitled to vote. In accordance with our articles of association, the board of directors adopted a list of candidates containing the names of at least two persons for each vacancy to be filled. The binding nature of our board's nominations may be overridden by a vote of two-thirds of the votes cast at an annual general meeting if such two-thirds vote constitutes more than one-half of the issued share capital of the Company. Should a nomination be deprived of its binding character, a new meeting is called at which the resolution for appointment of a member of the board of directors shall require majority of two-thirds of the votes cast, representing more than half of the issued share capital. At an annual general meeting of shareholders, votes in respect of the appointment of a member of the board of directors can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto.

        The affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting and entitled to vote on the proposal is required to approve (i) the ratification of the appointment of our independent auditors, (ii) the advisory proposal on the compensation of the Company's named executive officers, (iii) the adoption of the Company's Annual Accounts and (iv) the release from liability of our directors for the fiscal year ended January 2, 2011. The frequency of the shareholder vote to approve the compensation of the Company's named executive officers, or "say-on-when," selected by shareholders with respect to the advisory proposal will be the time period that receives the affirmative vote of a plurality of the shares present at the Annual General Meeting, whether in person or by proxy. This means that the time period receiving the greatest number of votes will be the frequency selected with respect to the advisory proposal on how often shareholders will vote to approve the compensation of the Company's named executive officers. As a result, withholding authority to vote for a time period, or abstentions, and broker non-votes with respect to the "say-on-when" proposal will not affect the outcome of the time period selected with respect to the advisory proposal.

        Our articles of association provide that resolutions shall be passed by a simple majority of votes cast in a meeting where at least one third of the outstanding shares are represented. Blank votes and invalid votes shall be considered as not having been cast. Broker non-votes will not count as shares present at the Annual General Meeting or for the purpose of determining the number of votes cast. "Broker non-votes" are shares that are held in "street name" by a bank or brokerage that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

        Each ordinary share will be counted as one vote according to the instructions contained on a properly completed proxy or on a ballot voted in person at the Annual General Meeting. Shares will not be voted in favor of a proposal if either (1) the shareholder abstains from voting on a particular matter or (2) the shares are broker non-votes.

Other Matters

        As of the date of this proxy statement, our board of directors does not know of any business that will be presented for consideration at the Annual General Meeting other than the matters described in this proxy statement. If any other matters are properly brought before the Annual General Meeting, the persons named in the enclosed proxy card will vote the proxies in accordance with their best judgment.

 PROPOSAL 1—ELECTION OF DIRECTORS

        We maintain a single-tier board of directors that is currently comprised of one executive director and seven non-executive directors. Under Dutch law, the board of directors is responsible for the policy and day-to-day management of the Company. The non-executive directors supervise and provide guidance to the executive director.

        The members of our board of directors that are elected at the Annual General Meeting will serve until the 2014 annual general meeting of shareholders, and there is no limit to the number of terms a director may serve. Under Dutch law and our articles of association, our board of directors has the right to make binding nominations for open positions on the board. Dutch law also requires us to nominate at least two candidates for each open position and allows us to recommend that shareholders vote for one of the two candidates for each position. The candidate receiving the greater number of votes for each position will be appointed as a member of our board of directors. The binding nature of our board's nominations may be overridden by a vote of two-thirds of the votes cast at an annual general meeting if such two-thirds vote constitutes more than one-half of the issued share capital of the Company. Should a nomination be deprived of its binding character, a new meeting is called at which the resolution for appointment of a member of the board of directors shall require majority of two-thirds of the votes cast, representing more than half of the issued share capital. At an annual general meeting of shareholders, votes in respect of the appointment of a member of the board of directors can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto.

        In accordance with the recommendation of the nominating and corporate governance committee of the board of directors, our board of directors has adopted unanimous resolutions to make the following binding nominations:

  1.
  For the first open position, the board has nominated Pascal E.R. Girin and Alain Tornier to serve as a non-executive director for a term of approximately three years ending on the date of our annual general meeting of shareholders in 2014. The board recommends that shareholders vote for the appointment of Mr. Girin for this position.

  2.
  For the second open position, the board has nominated Alain Tornier and Elizabeth H. Weatherman to serve as a non-executive director for a term of approximately three years ending on the date of our annual general meeting of shareholders in 2014. The board recommends that shareholders vote for the appointment of Mr. Tornier for this position.

  3.
  For the third open position, the board has nominated Elizabeth H. Weatherman and Kevin M. Klemz to serve as a non-executive director for a term of approximately three years ending on the date of our annual general meeting of shareholders in 2014. The board recommends that shareholders vote for the appointment of Ms. Weatherman for this position.

        The persons named as proxies in the enclosed proxy card will vote the proxies received by them for the election of Messrs. Girin and Tornier and Ms. Weatherman, unless otherwise directed. Each of Messrs. Girin and Tornier and Ms. Weatherman currently serve as members of our board of directors.

        Information concerning the nominees to the board of directors is set forth below.

        Pascal E.R. Girin is one of our directors and has served as a director since November 2010. Since February 2011, Mr. Girin has served as President and Chief Executive Officer of Keystone Dental Inc. Prior to that, from October 2010 to February 2011, Mr. Girin served as Executive Vice President and Chief Operating Officer of Keystone Dental Inc. From July 2010 to September 2010, Mr. Girin served as Chief Operating Officer of ev3 Inc. following its acquisition by a wholly owned subsidiary of Covidien Group S.a.r.l. Prior to that time, Mr. Girin served as Executive Vice President and Chief Operating Officer of ev3 Inc. from January 2010 to July 2010, as Executive Vice President and

President, Worldwide Neurovascular and International of ev3 Neurovascular Inc. from July 2008 to January 2010, as Senior Vice President and President, International of ev3 International from July 2005 to July 2008, and as General Manager, Europe of ev3 Inc. from September 2003 to July 2005. From September 1998 to August 2003, Mr. Girin served in various capacities at BioScience Europe Baxter Healthcare Corporation, most recently as Vice President. Mr. Girin received an Engineering Education at the French Ecole des Mines. Mr. Girin's substantial experience as an executive at other global medical device companies has led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

        Alain Tornier is one of our directors and has served as a director since May 1976. Mr. Tornier assumed a leadership role in our predecessor entity in 1976, following the death of his father, René Tornier, our founder. He later served as our President and Chief Executive Officer until our acquisition by the investor group, or Investor Group, led by Warburg Pincus (Bermuda) Private Equity IX, L.P., or WP Bermuda, a Bermuda limited partnership, and medical device investors, including The Vertical Group L.P., or The Vertical Group, Split Rock Partners, L.P., or Split Rock, and Douglas W. Kohrs, our President and Chief Executive Officer, in September 2006, when he retired. Mr. Tornier holds a Master of Sciences degree from Grenoble University. Mr. Tornier's significant experience in the global orthopaedics industry and deep understanding of our company's history and operations have led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

        Elizabeth H. Weatherman is one of our directors and has served as a director since July 2006. Ms. Weatherman was appointed as a director in connection with the Securityholders' Agreement that we entered into with certain holders of our securities. For more information regarding the Securityholders' Agreement, please refer to the discussion below under "Certain Relationships and Related Transactions—Acquisitions and Other Corporate Transactions with Related Parties." Ms. Weatherman is a General Partner of Warburg Pincus & Co., a Managing Director of Warburg Pincus LLC and a member of the firm's Executive Management Group. Ms. Weatherman joined Warburg Pincus in 1988 and is currently responsible for the firm's U.S. healthcare investment activities. Warburg Pincus LLC and Warburg Pincus & Co. are part of the Warburg Pincus entities collectively referred to elsewhere in this proxy statement as Warburg Pincus, our stockholder that owns approximately 47% of our ordinary shares as of January 2, 2011. Ms. Weatherman currently serves on the board of directors of Bausch & Lomb Inc. and several other privately held companies. During the past five years, Ms. Weatherman previously served on the board of directors of American Medical Systems Holdings, Inc. and Wright Medical Group, Inc., both publicly held companies, as well as Kyphon, Inc., Micro Therapeutics, Inc. and ev3 Inc. Ms. Weatherman earned a Master of Business Administration from the Stanford Graduate School of Business and a Bachelor of Arts from Mount Holyoke College. Ms. Weatherman's extensive experience as a director of public companies in the medical device industry has led our board of directors to the conclusion that she should serve as a director at this time in light of our business and structure.

        Kevin M. Klemz joined us in September 2010 as Vice President, Chief Legal Officer and Secretary. Prior to joining us, Mr. Klemz served as Senior Vice President, Secretary and Chief Legal Officer at ev3 Inc. from August 2007 to August 2010, and as Vice President, Secretary and Chief Legal Officer at ev3 Inc. from January 2007 to August 2007. Prior to joining ev3 Inc., Mr. Klemz was a partner in the law firm Oppenheimer Wolff & Donnelly LLP, where he was a corporate lawyer for approximately 20 years. Mr. Klemz has a Bachelor of Arts in Business Administration from Hamline University and a Juris Doctor from William Mitchell College of Law.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. GIRIN AND TORNIER AND MS. WEATHERMAN.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

        The audit committee of our board of directors has selected Ernst & Young as the Company's independent auditor for the fiscal year ending January 1, 2012 and has further directed that management submit the appointment of the independent auditor for ratification by the shareholders at the Annual General Meeting. A proposal to ratify the appointment of Ernst & Young will be presented at the Annual General Meeting. Representatives of Ernst & Young are expected to be present at the Annual General Meeting, and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate shareholder questions.

        If this proposal is not approved by our shareholders at the Annual General Meeting, the audit committee will reconsider its appointment of Ernst & Young.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual General Meeting will be required to ratify the appointment of Ernst & Young.

Audit Fees

        The aggregate fees billed for professional services rendered for the Company by Ernst & Young, the Company's independent auditor for the years ended January 2, 2011 and December 27, 2009, were:

Fees	2010	2009
Audit Fees	$841,226	$907,309
Audit-Related Fees	1,489,071	—
Tax Fees	20,393	31,576
All other fees	3,155	128,455

        In the above table, "audit fees" are fees for professional services for the audit of our financial statements included in this proxy statement and our annual report on Form 10-K and the review of our financial statements included in registration statements and for services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements; "audit-related fees" are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; "tax fees" are fees for tax compliance, tax advice, and tax planning; and "all other fees" are fees for any services not included in the first three categories.

        No other professional services were rendered or fees billed by Ernst & Young for the years ended January 2, 2011 and December 27, 2009.

Pre-Approval Policies and Procedures

        The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, Ernst & Young. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of our audit committee's approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of our audit committee members, but the decision must be reported to the full audit committee at its next scheduled meeting. All audit-related and tax services for fiscal years 2010 and 2009 were pre-approved by the audit committee of the Company.

        The audit committee has determined that the rendering of the services, other than the audit services, by Ernst & Young, is compatible with maintaining the principal accountant's independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

 PROPOSAL 3—ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT UNDER "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS"

        The Company's compensation committee is composed of knowledgeable and experienced independent directors, who are committed to regular review and effective oversight of our compensation programs. The board of directors believes that the Company's compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of shareholders. You are urged to read the "Compensation of Directors and Executive Officers" section of this proxy statement and the "Executive Compensation" section of our annual report on Form 10-K, incorporated by reference into this proxy statement, for additional details on the Company's executive compensation, including the Company's philosophy and objectives and the 2010 compensation of the named executive officers.

        Congress recently enacted legislation requiring a non-binding advisory "say-on-pay" vote on executive compensation beginning in 2011. This proposal gives you as a shareholder the opportunity to endorse or not endorse our executive pay program through the following resolution:

"Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in this proxy statement."

        As an advisory vote, this proposal is non-binding. However, the board of directors and the compensation committee of the board value the opinions of shareholders and will consider the outcome of the vote when making future compensation decisions for the named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

 PROPOSAL 4—ADVISORY VOTE ON HOW OFTEN TO VOTE ON COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

        In addition to the advisory vote on the compensation of the Company's named executive officers, Congress enacted legislation requiring a non-binding advisory "say-on-when" vote on how often the shareholders will have an advisory vote on the compensation of the Company's named executive officers.

        Shareholders may elect to have an advisory vote on the compensation of the Company's named executive officers every one, two or three years or may elect to abstain. Shareholders will have an advisory "say-on-when" vote every six years. The board of directors believes that shareholders should have the opportunity to vote on the compensation of named executive officers every three years. The board of directors believes an advisory vote every three years will allow the Company adequate time to respond to shareholder feedback on executive compensation and to implement any accepted changes to the Company's executive officer compensation programs. Additionally, the board of directors believes that an advisory vote at this frequency will provide the Company's shareholders with sufficient time to evaluate the effectiveness of the Company's overall compensation philosophy, policies, and practices in the context of the Company's short- and long-term business results, and will permit the shareholders to observe and evaluate the impact of any changes to the Company's executive compensation policies and practices which have occurred since the last advisory vote on executive compensation.

        As an advisory vote, this proposal is non-binding. However, the board of directors and the compensation committee of the board value the opinions of shareholders and will consider the outcome of the vote when deciding how often shareholders will have an advisory vote on the compensation of the Company's named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY THREE YEARS ON PROPOSAL 4.

 PROPOSAL 5—ADOPTION OF THE COMPANY'S STATUTORY ANNUAL ACCOUNTS

        You will be asked to confirm and adopt the Company's Annual Accounts for the fiscal year ended January 2, 2011, which are comprised of the Company's audited consolidated financial statements prepared in accordance with Dutch generally accepted accounting principles. As a public limited liability company incorporated under the laws of the Netherlands, we are required by both Dutch law and our articles of association to prepare the Annual Accounts and submit them to our shareholders for confirmation and adoption. The Company's Annual Accounts are different from the Consolidated Financial Statements contained in the Company's annual report on Form 10-K for the year ended January 2, 2011 that were prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. The Annual Accounts contain some disclosures that are not required under U.S. GAAP.

        A copy of the Annual Accounts is also available on the Company's website (www.tornier.com) or by contacting Kevin M. Klemz, Chief Legal Officer and Secretary, Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 5.

 PROPOSAL 6—RELEASE OF CERTAIN LIABILITIES

        At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, you will be asked to release the members of the Company's board of directors in office during the fiscal year ended January 2, 2011 from liability with respect to the exercise of their management and other duties during the Company's fiscal year ended January 2, 2011. If such shareholders approve this release of liability, then members of the Company's board of directors will not be liable to the Company for actions that such directors took on behalf of the Company in the exercise of their duties during the fiscal year ended January 2, 2011. However, this release does not apply to matters that were not previously disclosed to the Company's shareholders. This release is also subject to the provisions of Dutch law relating to liability upon commencement of bankruptcy or other insolvency proceedings.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 6.

CORPORATE GOVERNANCE STANDARDS AND BOARD OF DIRECTORS

Board Committees and Meetings

        We have a one-tier board structure. Our board of directors consists of eight members. The following table sets forth, as of January 2, 2011, certain information concerning our directors, executive and other officers.

Name	Age	Position
Douglas W. Kohrs	53	President, Chief Executive Officer and Executive Director
Carmen L. Diersen	50	Global Chief Financial Officer
Robert J. Ball	38	Vice President, Global Research and Development
Ralph E. Barisano, Jr.	50	Vice President, Global Quality Assurance and Regulatory Affairs
Stéphan Epinette	40	Vice President, International Commercial Operations
James C. Harber	41	Vice President, Distal Extremities Global Business Strategy
Andrew E. Joiner	49	Vice President and General Manager, U.S. Commercial Operations
Kevin M. Klemz	49	Vice President, Chief Legal Officer and Secretary
James E. Kwan	52	Vice President, Global Supply Chain
Gregory Morrison	47	Global Vice President, Human Resources
Jamal D. Rushdy	39	Vice President, Global Sports Medicine, Biologics and Business Development
Sean D. Carney(1)(2)	42	Chairman, Non-executive Director
Richard B. Emmitt(3)	66	Non-executive Director
Pascal E.R. Girin	50	Non-executive Director
Kevin C. O'Boyle(3)	54	Non-executive Director
Alain Tornier	64	Non-executive Director
Richard F. Wallman(3)(2)	59	Non-executive Director
Elizabeth H. Weatherman(1)	51	Non-executive Director

(1)
Member of the compensation committee.

(2)
Member of the nominating and corporate governance committee.

(3)
Member of the audit committee.

        The following is a biographical summary of the experience of our directors, executive and other officers:

        Douglas W. Kohrs was appointed as our President, Chief Executive Officer and a director in July 2006. Mr. Kohrs was appointed as a director in connection with the Securityholders' Agreement that we entered into with certain holders of our securities. For more information regarding the Securityholders' Agreement, please refer to the discussion below under "Certain Relationships and Related Transactions—Acquisitions and Other Corporate Transactions with Related Parties." Mr. Kohrs has 29 years of experience in the medical device industry. Prior to joining us he served as President and Chief Executive Officer of American Medical Systems Holdings, Inc., a publicly held medical device company, from April 1999 until January 2005 and served as Chairman of the American Medical Systems Holdings, Inc. board of directors until May 2006. During the past ten years, Mr. Kohrs has also served on the board of directors of nine different medical device companies. Mr. Kohrs previously served on the boards of ev3 Inc., a publicly held medical device company that was recently acquired by a wholly owned subsidiary of Covidien Group S.a.r.l., and Kyphon, Inc., a medical device company. Prior to joining American Medical Systems Holdings, Inc., Mr. Kohrs was General Manager of Sulzer Spine-Tech Inc., an orthopaedic implant manufacturer of which he was a founding member beginning in

August 1991. Mr. Kohrs holds a Master of Business Administration from Northeastern University, a Bachelor of Science in Bioengineering from Texas A&M University and a Bachelor of Arts in Engineering Sciences from Austin College. Mr. Kohrs' prior experience, including as Chief Executive Officer of American Medical Systems Holdings, Inc. at the time of its initial public offering, and his understanding of our business and industry have led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

        Carmen L. Diersen joined us in June 2010 as Global Chief Financial Officer. She has 18 years of experience in the medical device industry, including nine years in spinal orthopaedics. Prior to joining us, she served from September 2006 to June 2010 as the Chief Operating and Financial Officer of Spine Wave, Inc., a privately held developer of advanced materials, techniques, and implant systems for spinal surgery. From March 2004 to September 2006, Ms. Diersen served as Executive Vice President and Chief Financial Officer of American Medical Systems Holdings, Inc., a publicly held medical device company. Prior to American Medical Systems Holdings, Inc., Ms. Diersen spent 12 years in financial leadership positions at Medtronic, Inc., in the cardiac surgery, cardiac rhythm management and spinal surgery businesses, concluding her career there as the Vice President and General Manager of Musculoskeletal Tissue Services for Medtronic Sofamor Danek. Prior to Medtronic, Inc., she spent 10 years at Honeywell, Inc. Ms. Diersen earned a Master of Business Administration from the Carlson School of Management at the University of Minnesota and a Bachelor of Science in Accounting from the University of North Dakota. She became a Certified Public Accountant in 1983. Ms. Diersen has served on the board of directors of SonoSite, Inc., a publicly held leader in point of care ultrasound systems, since October 2005 and previously served on the board of directors of Memry Corporation, a publicly held medical specialty materials company, from December 2004 through September 2008 when the company was sold and Wright Medical Group, Inc., a publicly held medical device company, from December 2009 until June 2010 when she joined us.

        Robert J. Ball joined us in September 2006 as Vice President, Global Research and Development. He has over 11 years of experience in the orthopaedic medical device industry. Prior to joining us he served as Vice President of Research Development of Kinetikos Medical Incorporated, or KMI, a medical device company, beginning in December 2002, and also assumed responsibility for Marketing and Product Development in May 2005, continuing in each capacity until August 2006, when KMI was acquired by Integra LifeSciences Holdings Corporation. Prior to joining KMI, Mr. Ball held positions at DePuy, where he oversaw the development and launch of orthopaedic products in the upper extremity. Prior to joining DePuy, he served in the automotive manufacturing industry with SPX Corporation as Program and Engineering Manager, overseeing construction and tooling of a large scale casting and machining facility. Mr. Ball has Bachelor of Science and Master of Science degrees in mechanical engineering from Kettering University (formerly GMI Engineering and Management Institute) and has over 30 issued and pending patents.

        Ralph E. Barisano, Jr. joined us in April 2007 and leads our quality assurance and regulatory affairs programs as our Vice President, Global Quality Assurance and Regulatory Affairs. He has over 25 years of experience in the medical device industry. Prior to joining us he consulted for Axya, a medical device company, from November 2006 to April 2007, where he directed Quality Assurance and Regulatory Affairs including during its acquisition by us. Prior to joining Axya, he served as Director of Quality Assurance for Smith & Nephew Endoscopy, a manufacturer of surgical equipment and tools, from January 2002 to November 2006. Mr. Barisano has also held other Quality and Regulatory roles at a number of other medical device companies, including Hologic Systems Inc., C.R. Bard, Inc. and Allergan, Inc. Mr. Barisano earned a Master of Business Administration from the Isenberg School of Management, University of Massachusetts Amherst and a Bachelor of Science in Mechanical Engineering Technology from the University of Massachusetts, North Dartmouth.

        Stéphan Epinette joined us in December 2008 and leads our international commercial operations (Europe, Asia Pacific, Latin America) and large joints business as Vice President of International

Commercial Operations. He has over 17 years of experience in the orthopaedic medical device industry. Prior to joining us, he served in various leadership roles with Stryker Corporation, a medical device and equipment company, in its MedSurg and Orthopaedic divisions in France, the United States and Switzerland from 1993 to December 2008, including as Business Unit Director France from 2005 to 2008. His past functions at Stryker Corporation also included Marketing Director MedSurg EMEA, Assistant to the EMEA President and Director of Business Development & Market Intelligence EMEA. Mr. Epinette earned a Master's Degree in Health Economics from Sciences Politiques, Paris, a Master's Degree in International Business from Paris University XII and a Bachelor of Arts from EBMS Barcelona. He also attended the INSEAD executive course in Finance and in Marketing.

        James C. Harber joined us in February 2007 following our acquisition of Nexa and leads our distal extremities organization as our Vice President, Distal Extremities Global Business Strategy, which consists of our foot, ankle, hand, wrist, and elbow joints and trauma products. He has over 20 years of experience in the orthopaedic medical device industry. At Nexa, he served as the Vice President of Marketing and Sales from March 2006 until June 2007. Prior to joining Nexa, Mr. Harber held the position of Vice President, Marketing at Hand Innovations LLC, an orthopaedic manufacturer from August 2003 to February 2006. He has also held marketing positions at Wright Medical Group, Inc. and Smith & Nephew plc, which are both medical device companies, and was Vice President of Sales and Marketing at a development stage computer-assisted surgery venture. Mr. Harber earned a Bachelor of Science in Marketing from Christian Brothers University.

        Andrew E. Joiner joined us in April 2008 and leads our U.S. sales and marketing activities and the global shoulder business as our Vice President and General Manager, U.S. Commercial Operations. He has over 19 years of experience in the medical device industry. Prior to joining us, he served as the Vice President and General Manager of Women's Health at American Medical Systems Holdings, Inc. from January 2007 to April 2008, and as the Vice President of Global Marketing at American Medical Systems Holdings, Inc., from 2005 to December 2006. Prior to American Medical Systems Holdings, Inc., Mr. Joiner worked for ten years for United States Surgical Corporation, a surgical tools company, in a variety of sales functions, concluding his career there as Director of Sales for the Southwest Region of the U.S. Mr. Joiner holds a Bachelor of Science in Telecommunications from the University of Georgia.

        Kevin M. Klemz joined us in September 2010 as Vice President, Chief Legal Officer and Secretary. Prior to joining us, Mr. Klemz served as Senior Vice President, Secretary and Chief Legal Officer at ev3 Inc. from August 2007 to August 2010, and as Vice President, Secretary and Chief Legal Officer at ev3 Inc. from January 2007 to August 2007. Prior to joining ev3 Inc., Mr. Klemz was a partner in the law firm Oppenheimer Wolff & Donnelly LLP, where he was a corporate lawyer for approximately 20 years. Mr. Klemz has a Bachelor of Arts in Business Administration from Hamline University and a Juris Doctor from William Mitchell College of Law.

        James E. Kwan joined us in September 2006 and leads our global supply chain organization as our Vice President, Global Supply Chain. Mr. Kwan has also served as Director of Tornier Orthopaedics Ireland Ltd., one of our subsidiaries, since March 2010. He has over 20 years of experience in the medical device industry. Prior to joining us, he served as the Vice President of Operations for the Cardiac Surgery Division for St. Jude Medical, Inc., a medical technology company, from 2004 to 2006. At St. Jude Medical, Inc., Mr. Kwan also served as the Director of Hybrid Microelectronics operations for the Cardiac Rhythm Management Division and managed the Pyrolytic Carbon Technology operations for the Heart Valve Division. Prior to joining St. Jude Medical, Inc., Mr. Kwan served as a Director of Manufacturing at SciMed Life Systems, an interventional cardiology company, and before that held various technical positions within the Defense Systems Division of Honeywell International, Inc., a diversified technology company. Mr. Kwan received a Bachelor of Science in Mechanical Engineering from South Dakota School of Mines & Technology and a Master of Business Administration from the University of St. Thomas.

        Gregory Morrison joined us in December 2010 as Global Vice President, Human Resources. Prior to joining us, Mr. Morrison served as Senior Vice President, Human Resources at ev3 Inc. from August 2007 to December 2010, and as Vice President, Human Resources from May 2002 to August 2007. Prior to joining ev3 Inc., Mr. Morrison served as Vice President of Organizational Effectiveness for Thomson Legal & Regulatory from March 1999 to February 2002. Mr. Morrison has a Bachelor of Arts in English and Communications from North Adams State College and a Master of Arts in Corporate Communications from Fairfield University.

        Jamal D. Rushdy joined us in February 2007 when we acquired Nexa, a medical device company, and leads our corporate strategic planning and acquisition, licensing and partnership programs and our sports medicine and orthobiologics businesses, serving as our Vice President, Global Business and Corporate Development from June 2007 to October 2010 and currently serving as our Vice President, Global Sports Medicine, Biologics and Business Development. He has over 15 years of experience in the orthopaedic medical device industry. At Nexa, he served from January 2006 to May 2007 as the Vice President of Operations and Business Development until its acquisition by us. Prior to Nexa, he served as Director of Marketing and Business Development for dj Orthopedics LLC, a medical device company, where he also served in various leadership roles in finance and operations from June 2001 to January 2006. Mr. Rushdy earned a Master of Business Administration from the University of California, Irvine and a Bachelor of Science in Mechanical Engineering from the University of California, San Diego.

        Sean D. Carney is one of our directors and has served as a director since July 2006. Mr. Carney was appointed as a director in connection with the Securityholders' Agreement that we entered into with certain holders of our securities. Mr. Carney became the Chairman of the Company's board of directors in May 2010. For more information regarding the Securityholders' Agreement, please refer to the discussion below under "Certain Relationships and Related Transactions—Acquisitions and Other Corporate Transactions with Related Parties." Since 1996, Mr. Carney has been employed by Warburg Pincus LLC and has served as a Member and Managing Director of Warburg Pincus LLC and General Partner of Warburg Pincus & Co. since January 2001. Warburg Pincus LLC and Warburg Pincus & Co. are part of the Warburg Pincus entities, our stockholder that owns approximately 47% of our ordinary shares as of January 2, 2011. Mr. Carney formerly served on the board of directors of Arch Capital Group Ltd., a publicly held company. He is a member of the board of directors of Bausch & Lomb Inc. and several other private companies. During the past five years, Mr. Carney previously served on the board of directors of DexCom, Inc., a publicly held medical device company. Mr. Carney received a Master of Business Administration from Harvard Business School and a Bachelor of Arts from Harvard College. Mr. Carney's substantial experience as an investor and director in medical device companies and his experience evaluating financial results have led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

        Richard B. Emmitt is one of our directors and has served as a director since July 2006. Mr. Emmitt was appointed as a director in connection with the Securityholders' Agreement that we entered into with certain holders of our securities. For more information regarding the Securityholders' Agreement, please refer to the discussion below under "Certain Relationships and Related Transactions—Acquisitions and Other Corporate Transactions with Related Parties." Mr. Emmitt served as a General Partner of The Vertical Group, an investment management and venture capital firm focused on the medical device and biotechnology industries, from its inception in 1989 through December 2007. Commencing in January 2008, he has been a Member and Manager of The Vertical Group GP, LLC, which controls The Vertical Group. Mr. Emmitt currently serves on the board of directors of American Medical Systems Holdings, Inc., a publicly held company, as well as several privately held companies. During the past five years, Mr. Emmitt previously served on the board of directors of Wright Medical Group, Inc., a publicly held medical device company, and Micro Therapeutics, Inc. and ev3 Inc. Mr. Emmitt holds a Master of Business Administration from the Rutgers School of Business and a

Bachelor of Arts from Bucknell University. Mr. Emmitt's substantial experience as an advisor to numerous venture-backed growth companies and as an advisor to high-growth companies has led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

        Pascal E.R. Girin is one of our directors and has served as a director since November 2010. Since February 2011, Mr. Girin has served as President and Chief Executive Officer of Keystone Dental Inc. Prior to that, from October 2010 to February 2011, Mr. Girin served as Executive Vice President and Chief Operating Officer of Keystone Dental Inc. From July 2010 to September 2010, Mr. Girin served as Chief Operating Officer of ev3 Inc. following its acquisition by a wholly owned subsidiary of Covidien Group S.a.r.l. Prior to that time, Mr. Girin served as Executive Vice President and Chief Operating Officer of ev3 Inc. from January 2010 to July 2010, as Executive Vice President and President, Worldwide Neurovascular and International of ev3 Neurovascular Inc. from July 2008 to January 2010, as Senior Vice President and President, International of ev3 International from July 2005 to July 2008, and as General Manager, Europe of ev3 Inc. from September 2003 to July 2005. From September 1998 to August 2003, Mr. Girin served in various capacities at BioScience Europe Baxter Healthcare Corporation, most recently as Vice President. Mr. Girin received an Engineering Education at the French Ecole des Mines. Mr. Girin's substantial experience as an executive at other global medical device companies has led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

        Kevin C. O'Boyle is one of our directors and has served as a director since June 2010. Since December of 2010, Mr. O'Boyle has served as Senior Vice President and Chief Financial Officer of Advanced BioHealing, Inc., a medical device company. From January 2003 until December 2009, Mr. O'Boyle served as the Chief Financial Officer of NuVasive, Inc., a medical device company that completed its initial public offering in May 2004. Prior to that time, Mr. O'Boyle served in various positions during his six years with ChromaVision Medical Systems, Inc., a publicly held medical device company specializing in the oncology market, including as its Chief Financial Officer and Chief Operating Officer. Mr. O'Boyle also held various positions during his seven years with Albert Fisher North America, Inc., a publicly held international food company, including Chief Financial Officer and Senior Vice President of Operations. He currently serves on the board of GenMark Diagnostics, Inc., a publicly traded molecular diagnostics company. Mr. O'Boyle is a Certified Public Accountant and received a Bachelor of Science in Accounting from the Rochester Institute of Technology and successfully completed the Executive Management Program at the University of California Los Angeles, John E. Anderson Graduate Business School. Mr. O'Boyle's executive experience in the healthcare industry, his experience with companies during their transition from a privately held to a public company and his financial and accounting expertise have led our board of directors to the conclusion that Mr. O'Boyle should serve as a director and on our audit committee at this time in light of our business and structure.

        Alain Tornier is one of our directors and has served as a director since May 1976. Mr. Tornier assumed a leadership role in our predecessor entity in 1976, following the death of his father, René Tornier, our founder. He later served as our President and Chief Executive Officer until our acquisition by the Investor Group in September 2006, when he retired. Mr. Tornier holds a Master of Sciences degree from Grenoble University. Mr. Tornier's significant experience in the global orthopaedics industry and deep understanding of our company's history and operations have led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

        Richard F. Wallman is one of our directors and has served as a director since December 2008. From 1995 through his retirement in 2003, Mr. Wallman served as the Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc., a diversified technology company (prior to its merger with Honeywell

International, Inc.). Prior to joining AlliedSignal, Inc. as Chief Financial Officer, Mr. Wallman served as Controller of International Business Machines Corporation. In addition to serving as one of our directors, he is also a member of the board of directors of Ariba, Inc., Charles River Laboratories International, Inc., Convergys Corporation, Dana Holding Corporation, and Roper Industries, Inc., all publicly held companies. He is also a member of the board of directors of Bausch & Lomb Inc. During the past five years, Mr. Wallman previously served on the board of directors of ExpressJet Holdings Inc. and Avaya Inc., as well as auto suppliers Lear Corporation and Hayes Lemmerz International, Inc., all publicly held companies. Mr. Wallman holds a Master of Business Administration from the University of Chicago Booth School of Business with concentrations in finance and accounting and a Bachelor of Science in Electrical Engineering from Vanderbilt University. Mr. Wallman's prior public company experience, including as Chief Financial Officer of Honeywell, and his financial experience and expertise, have led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

        Elizabeth H. Weatherman is one of our directors and has served as a director since July 2006. Ms. Weatherman was appointed as a director in connection with the Securityholders' Agreement that we entered into with certain holders of our securities. For more information regarding the Securityholders' Agreement, please refer to the discussion below under "Certain Relationships and Related Transactions—Acquisitions and Other Corporate Transactions with Related Parties." Ms. Weatherman is a General Partner of Warburg Pincus & Co., a Managing Director of Warburg Pincus LLC and a member of the firm's Executive Management Group. Ms. Weatherman joined Warburg Pincus in 1988 and is currently responsible for the firm's U.S. healthcare investment activities. Warburg Pincus LLC and Warburg Pincus & Co. are part of the Warburg Pincus entities collectively referred to elsewhere in this proxy statement as Warburg Pincus, our stockholder that owns approximately 47% of our ordinary shares as of January 2, 2011. Ms. Weatherman currently serves on the board of directors of Bausch & Lomb Inc. and several other privately held companies. During the past five years, Ms. Weatherman previously served on the board of directors of American Medical Systems Holdings, Inc. and Wright Medical Group, Inc., both publicly held companies, as well as Kyphon, Inc., Micro Therapeutics, Inc. and ev3 Inc. Ms. Weatherman earned a Master of Business Administration from the Stanford Graduate School of Business and a Bachelor of Arts from Mount Holyoke College. Ms. Weatherman's extensive experience as a director of public companies in the medical device industry has led our board of directors to the conclusion that she should serve as a director at this time in light of our business and structure.

Board of Directors

        Our board of directors currently consists of eight directors, seven of whom are non-executive directors. The Chief Executive Officer is the executive director. All of our non-executive directors, except Mr. Tornier, are independent under the independence criteria of NASDAQ. Therefore, six of the eight directors are independent. Independence requirements for service on the audit committee is discussed below under "—Committees of the Board of Directors—Audit Committee." Mr. Wallman and Mr. O'Boyle are independent under the independence definition in the Dutch Corporate Governance Code. Because we currently comply with the NASDAQ corporate governance requirements, the Dutch Corporate Governance Code requirement that a majority of our directors be independent does not apply provided we explain such deviation in the Company's annual report on Form 10-K and Annual Accounts.

        Our amended articles of association provide that the number of members of the board of directors will be determined by the board of directors, provided that at all times the board of directors shall be comprised of at least one executive director and two non-executive directors. Our board of directors and our shareholders have each approved that our board of directors be divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year's annual meeting of shareholders. Alain Tornier, Pascal E.R. Girin and Elizabeth H. Weatherman are in the class of directors whose term expires at the Annual General Meeting. Sean D. Carney, Douglas W. Kohrs and Richard B. Emmitt are in the class of directors whose term expires at the 2012 annual meeting of our shareholders. Richard F. Wallman and Kevin C. O'Boyle are in the class of directors whose term expires at the 2013 annual meeting of our shareholders. At each annual meeting of our shareholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their respective successors are elected and qualified.

        The general meeting appoints the members of the board of directors, subject to a binding nomination of the board of directors in accordance with the relevant provisions of the Dutch Civil Code. The board of directors will make the binding nomination based on a recommendation of the nominating and corporate governance committee. A nominee is deemed appointed unless the general meeting opposes the use of the binding nomination procedure by a resolution passed with the affirmative vote of at least a two-thirds majority of the votes cast, which votes also represent more than 50% of our issued share capital. In such case, a new meeting is called to fill the vacancies for which the binding nominations were initially made. Nominees for appointment are presented by the board of directors. These nominations are not binding. The resolution for appointment in such meeting shall require the affirmative vote of at least a two-thirds majority of the votes cast representing more than 50% of our issued share capital.

        If the board of directors fails to use its right to submit a binding nomination, the general meeting may appoint members of the board of directors with a resolution passed with the affirmative vote of at least a two-thirds majority of the votes cast, representing more than 50% of our issued share capital. A resolution of the general meeting to suspend a member of the board of directors requires the affirmative vote of an absolute majority of the votes cast. A resolution of the general meeting to suspend or dismiss members of the board of directors, other than pursuant to a proposal by the board of directors, requires a majority of at least two-thirds of the votes cast, representing more than 50% of our issued share capital.

        Pursuant to the Securityholders' Agreement, dated July 18, 2006, by and among Tornier N.V., formerly known as TMG B.V., TMG Holdings Coöperatief U.A., or TMG, a Dutch coöperatief, TMG Partners U.S. LLC, Mr. Kohrs, Vertical Fund I, L.P., or VFI, a Delaware limited partnership, and Vertical Fund II, L.P., or VFII, a Delaware limited partnership, KCH Stockholm AB, or KCH, Mr. Tornier, WP Bermuda and (by subsequent joinder agreements) TMG Partners II LLC, TMG Partners III LLC, Split Rock, Stichting Administratiekantoor Tornier, or STAK, Medtronic Bakken Research Center B.V., or Medtronic, and DVO TH, L.L.C., or DVO TH, as amended on August 27, 2010, TMG has the right to designate three of the eight directors to be nominated to our board of directors for so long as TMG beneficially owns at least 25% of the outstanding shares, two of the eight directors for so long as TMG beneficially owns at least 10% but less than 25% of the outstanding shares and one of the eight directors for so long as TMG beneficially owns at least 5% but less than 10% of the outstanding shares, and the Company has agreed to use its reasonable best efforts to cause the TMG designees to be elected. In addition, Mr. Kohrs will continue to be entitled to be nominated for election to the board of directors until termination of his employment.

        No family relationships exist among any of our directors, executive officers or key employees.

        Under our amended articles of association, the internal rules for the board of directors and the board committees and Dutch law, the members of the board of directors are collectively responsible for the management, general and financial affairs and policy and strategy of our company.

        The executive director is our Chief Executive Officer, who is primarily responsible for managing our day-to-day affairs as well as other responsibilities that have been delegated to the executive director in accordance with our amended articles of association and our internal rules for the board of directors. The non-executive directors supervise the Chief Executive Officer and our general affairs and provide general advice to our Chief Executive Officer. In performing their duties, the non-executive directors are guided by the interests of the Company and shall, within the boundaries set by relevant Dutch law, take into account the relevant interests of our stakeholders. The internal affairs of the board of directors are governed by our rules for the board of directors.

        It is expected that all regular meetings of the board of directors will be held in the Netherlands. Each director has the right to cast one vote and may be represented at a meeting of the board of directors by a fellow director. The board of directors may pass resolutions only if a majority of the directors is present at the meeting and all resolutions must be passed by a majority of the directors present or represented. However, as required by Dutch law, our amended articles of association provides that when one or more members of the board of directors is absent or prevented from acting, the remaining members of the board of directors will be entrusted with the management of our company. The intent of this provision is to satisfy certain requirements under Dutch law and provide that, in rare circumstances, when a director is incapacitated, severely ill or similarly absent or prevented from acting, the remaining members of the board (or, in the event there are no such remaining members, a person appointed by our shareholders at a general meeting) will be entitled to act on behalf of the board in the management of our company, notwithstanding the general rule that otherwise requires a majority of our board be present. In these limited circumstances, our amended articles of association permit our board of directors to pass resolutions even if a majority of the directors is not present at the meeting.

        Subject to Dutch law and any director's objection, resolutions may be passed in writing by a majority of the directors in office. Pursuant to the internal rules for our board of directors, a director may not participate in discussions or the decision-making process on a transaction or subject in relation to which he or she has a conflict of interest with us. Resolutions to enter into such transactions must be approved by a majority of our board of directors, excluding such interested director or directors.

Committees of the Board of Directors

        Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below.

        Audit Committee.    Our audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. Our audit committee (i) assists our board of directors in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor's qualifications and independence and the performance of our internal audit function and independent auditors; (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm; and (iii) provides a medium for consideration of matters relating to any audit issues.

        Our audit committee consists of Mr. Wallman (Chair), Mr. Emmitt and Mr. O'Boyle. We believe that the composition of our audit committee complies with the applicable rules of the SEC and NASDAQ. The board of directors has determined that Mr. Wallman, Mr. Emmitt and Mr. O'Boyle are each an "audit committee financial expert," as defined in the SEC rules, and satisfy the financial sophistication requirements of NASDAQ. Messrs. Wallman, Emmitt and O'Boyle are independent as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules of NASDAQ. Messrs. Wallman and O'Boyle are also independent as such term is defined under the Dutch Corporate Governance Code.

        Our board of directors has adopted a written charter for the audit committee, a copy of which is available free of charge on our website at www.tornier.com.

        Compensation Committee.    Within the scope of the compensation policy adopted by the general meeting, our compensation committee reviews and recommends policy relating to compensation for and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. Our compensation committee makes recommendations to our board of directors, and our board of directors has sole discretion, concerning the administration of our option plans, including the selection of individuals to receive awards and the time at which awards will be granted.

        None of our executive officers have served as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our board of directors.

        The compensation committee and our board of directors has reviewed and discussed the Compensation Discussion and Analysis disclosure with the Company's management. Based on this review and these discussions, the board of directors recommended that the Compensation Discussion and Analysis disclosure be included in the Company's annual public filings, including this proxy statement.

    Sean D. Carney
    Elizabeth H. Weatherman

        Our compensation committee consists of Mr. Carney (Chair) and Ms. Weatherman. Our board of directors has adopted a written charter for the compensation committee, a copy of which is available free of charge on our website at www.tornier.com.

        For a narrative description of the processes and procedures for the consideration and determination of executive and director compensation, please refer to the discussion below under "Compensation of Directors and Executive Officers—Determination of Compensation."

        Nominating and Corporate Governance Committee.    The nominating and corporate governance committee oversees and assists our board of directors in identifying, reviewing and recommending nominees for election as directors; evaluates our board of directors and our management; develops, reviews and recommends corporate governance guidelines and a corporate code of business conduct and ethics; and generally advises our board of directors on corporate governance and related matters.

        Our nominating and corporate governance committee consists of Mr. Carney (Chair) and Mr. Wallman. Our board of directors has adopted a written charter for the nominating and corporate governance committee, a copy of which is available free of charge on our website at www.tornier.com.

        The nominating and corporate governance committee considers all candidates recommended by our shareholders pursuant to those specific minimum qualifications that the nominating and corporate governance committee believes must be met by a recommended nominee for a position on the Company's board of directors as described in the above-referenced written charter of the nominating corporate governance committee.

        Our board of directors may from time to time establish other committees.

Consideration of Director Nominees

        Shareholder Recommendations and Nominees.    The policy of our nominating and corporate governance committee is to consider properly submitted recommendations for candidates to the board of directors from shareholders. In evaluating such recommendations, the nominating and corporate governance committee seeks to achieve a balance of experience, knowledge, integrity, and capability on the board of directors and to address the membership criteria set forth under "Director Qualifications" below. Any shareholder recommendations for consideration by the nominating and corporate governance committee should include the candidate's name, biographical information, information regarding any relationships between the candidate and the Company within the last three years, at least three personal references, a statement of recommendation of the candidate from the shareholder, a description of the shares of the Company beneficially owned by the shareholder, a description of all arrangements between the candidate and the recommending shareholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate's willingness to serve on the board of directors, and a written indication to provide such other information as the nominating and corporate governance committee may reasonably request. There are no differences in the manner in which the nominating and corporate governance committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or otherwise. Shareholder recommendations to the board of directors should be sent to:

  Kevin M. Klemz
  Chief Legal Officer and Secretary
  Tornier N.V.
  Fred. Roeskestraat 123
  1076 EE Amsterdam
  The Netherlands

        Director Qualifications.    Our nominating and corporate governance committee will evaluate and recommend candidates for membership on the board of directors consistent with criteria established by the committee. The nominating and corporate governance committee has not formally established any specific, minimum qualifications that must be met by each candidate for the board of directors or specific qualities or skills that are necessary for one or more of the members of the board of directors to possess. However, the nominating and corporate governance committee, when considering a potential candidate, will factor into its determination the following qualities of a candidate: (i) high personal and professional ethics, values and integrity; (ii) the education, skill and experience that the board of directors deems relevant and useful, including whether such attributes or background would contribute to the diversity of the board of directors as a whole; (iii) the ability and willingness to serve on any committees of the board of directors; and (iv) the ability and willingness to commit adequate time to the proper functioning of the board of directors and its committees.

        The nominating and corporate governance committee and the board of directors believe that the above-mentioned attributes provide the Company with a diverse range of perspectives and judgment necessary to guide the Company's strategies and monitor their execution.

Code of Business Conduct and Ethics

        We have adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers, and employees. Our Code of Business Conduct and Ethics is available free of charge on our website at www.tornier.com, under Corporate Governance. We intend to disclose on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to directors and executive officers and that is required to be disclosed pursuant to the rules of the SEC.

Attendance at Board and Committee Meetings, and Annual General Meetings of Shareholders

        The board of directors held 5 meetings during the fiscal year ended January 2, 2011. During the last fiscal year, no director attended fewer than 75% of the aggregate of (1) the total number of meetings of the board of directors and (2) the total number of meetings held by all committees of the board on which the director served.

        This is our first annual general meeting of shareholders following our initial public offering completed in February 2011. Our formal policy regarding attendance by members of the board of directors at annual general meetings of shareholders is that directors shall use their reasonable best efforts to participate in such annual general meetings.

Shareholder Communications with the Board of Directors

        We have not adopted a formal process for shareholder communications with our board of directors. Nevertheless, every effort has been made to ensure that the views of shareholders are heard by our board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. We believe our responsiveness to shareholder communications to our board has been excellent and, to date, we have not considered it necessary to adopt a formal process. Nevertheless, during the upcoming year our board of directors will continue to monitor whether it would be appropriate to adopt a formal process for shareholder communications with the board.

Report of the Audit Committee of the Board of Directors

        In executing its responsibilities, the audit committee has reviewed and discussed our audited financial statements with our management. The audit committee has also discussed with the Company's independent auditor the overall scope and plans for their audits of the Company. Furthermore, the audit committee has discussed with our independent auditor the matters required to be discussed by SAS 61, as amended. In addition, the audit committee has received written disclosures and a letter from our independent auditor delineating all relationships between them and us, consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the audit committee concerning independence, and has discussed with them matters pertaining to their independence. The audit committee also considered whether the additional services unrelated to audit services performed by Ernst & Young during the fiscal year ended January 2, 2011 were compatible with maintaining their independence in performing their audit services. In addition, the audit committee met with the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

        Based upon the reviews and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended January 2, 2011 for filing with the SEC. The audit committee and the board of directors have also recommended the appointment of Ernst & Young as our independent auditor for the fiscal year ending January 1, 2012.

        From the members of the audit committee of Tornier N.V.:

  Richard F. Wallman, Chairman
  Richard B. Emmitt
  Kevin C. O'Boyle

Board of Directors Leadership Structure

        Mr. Carney serves as chairman of our board of directors and Mr. Kohrs serves as our President and Chief Executive Officer. Each of Messrs. Carney and Kohrs has occupied his respective role since our initial public offering in February 2011. We believe this leadership structure benefits the Company because Mr. Carney is uniquely situated to guide the overall strategic direction of the Company and Mr. Kohrs is uniquely situated to focus the board of directors and the Company on the risks that the Company faces as well as strategic opportunities for the Company.

        We recognize that different leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe the Company has been well-served by this leadership structure.

Risk Oversight

        Risk is inherent with every business. We face a number of risks, including interest rate risk, liquidity risk, operational risk, strategic risk and reputational risk. Management is responsible for the day to day management of risks faced by the Company, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors ensures that the risk management processes designed and implemented by management are adequate and functioning as designed. The board of directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to the Company. Douglas W. Kohrs, our President and Chief Executive Officer, serves on our board of directors and discusses with the board the strategies and risks facing the Company.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We describe below transactions and series of similar transactions that have occurred this year or during our last three fiscal years to which we were a party or will be a party in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  a director, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

        The following persons and entities that participated in the transactions listed in this section were related persons at the time of the transaction:

        KCH Stockholm AB and Alain Tornier.    KCH, holds more than 5% of our outstanding shares. In addition, KCH is wholly owned by Mr. Tornier, a member of our board of directors.

        TMG Holdings Coöperatief U.A., Warburg Pincus (Bermuda) Private Equity IX, L.P., Elizabeth H. Weatherman and Sean D. Carney.    TMG, holds more than 5% of our outstanding shares. Our directors Ms. Weatherman and Mr. Carney are Managing Directors of Warburg Pincus LLC, which manages TMG as well as its parent entities WP Bermuda, WP (Bermuda) IX PE One Ltd. or PE One, a Bermuda company, and Warburg Pincus (Bermuda) Private Equity Ltd., or WPPE. Furthermore, Ms. Weatherman and Mr. Carney are Partners of Warburg Pincus & Co., the sole member of WPPE.

        Vertical Fund I, L.P., Vertical Fund II, L.P. and Richard B. Emmitt.    VFI and VFII together hold more than 5% of our outstanding shares. In addition, Mr. Emmitt, a member of our board of directors, is a Member and Manager of The Vertical Group, which is the sole general partner of each of VFI and VFII. Mr. Emmitt is also a Member and Manager of The Vertical Group GP, LLC, which controls The Vertical Group.

        Douglas W. Kohrs.    Mr. Kohrs is our Chief Executive Officer and a member of our board of directors.

        Richard F. Wallman.    Mr. Wallman is a member of our board of directors.

Private Placements

        On February 29, 2008, we issued warrants and notes in a private placement transaction to related parties. The warrants were immediately exercisable and issued at an exercise price of $16.98 per share as partial consideration for loans in the amounts indicated below. The notes carry a fixed interest rate of 8.0% per annum with interest payments accrued semi-annually and mature on February 28, 2013. The related parties involved in the transaction included:

Related party	Number of warrants issued	Amount of note
WP Bermuda	2,211,072	€24,700,000
VFI and VFII	365,409	€4,082,000
KCH	313,310	€3,500,000
Douglas W. Kohrs	50,309	€562,000
Diane Doty(1)	14,860	€166,000

(1)
Wife of Michael Doty, our Chief Financial Officer at the time.

        On April 3, 2009, we issued immediately exercisable warrants in a private placement to related parties at an exercise price of $16.98 per share as partial consideration for loans in the amounts indicated below. The notes carry a fixed interest rate of 8.0% per annum with interest payments accrued semi-annually and mature on March 31, 2014. The related parties involved in the transaction included:

Related party	Number of warrants issued	Amount of note
WP Bermuda	890,777	€11,204,000
KCH	190,813	€2,400,000
Richard F. and Amy Wallman(1)	20,671	€260,000
Douglas W. Kohrs	20,512	€258,000

(1)
Wife of Mr. Wallman.

        On March 26, 2010, we sold 13,333 shares to Mr. Wallman for $300,000. Mr. Wallman's shares were purchased by Stichting Administratiekantoor Tornier, or STAK, on behalf of Mr. Wallman. STAK was established as a foundation under Dutch law to hold our ordinary shares on behalf of certain shareholders.

        In February 2011, we used a portion of the net proceeds received from our initial public offering to repay in full our outstanding notes, which totaled approximately $116.1 million, including accrued and unpaid interest thereon.

Warrant Exchange

        On May 25, 2010, we completed agreements with 100% of the warrant holders that acquired warrants under the February 29, 2008, and April 3, 2009, private placement agreements listed above. Each warrant holder agreed to exchange their warrants under the February 29, 2008, and April 3, 2009, agreements for Tornier B.V. ordinary shares at an exchange ratio of 0.6133 and 0.6410, respectively. We completed this exchange in order to avoid future variability in our statement of operations from revaluation of the warrants as they were required to be valued at fair value at each reporting period with changes in the fair value reported in current period earnings. The exchange ratio used was developed based on the ratio of our estimate of the fair value of each individual warrant to the fair value of each ordinary share. We estimated the fair value of each warrant used in the calculation of the exchange ratio using a Black-Scholes option pricing model.

Acquisitions and Other Corporate Transactions with Related Parties

        On July 18, 2006, Tornier N.V., formerly known as TMG B.V., entered into a Securityholders' Agreement with TMG, TMG Partners U.S. LLC, Mr. Kohrs, VFI, VFII, KCH, Mr. Tornier, WP Bermuda and (by subsequent joinder agreements) TMG Partners II LLC, TMG Partners III LLC, Split Rock, STAK, Medtronic and DVO TH, or, collectively, the Securityholders. The agreement grants each of the Securityholders a right of first refusal with respect to shares sold by another Securityholder. The Securityholders are further obligated to observe certain limitations on the transfer of their shares, such as tag-along and drag-along rights. These limitations will terminate in the event of an initial public offering approved by our board of directors. In addition, on August 27, 2010, the agreement was amended to allow TMG to designate three of the eight directors to be nominated to our board of directors for so long as TMG beneficially owns at least 25% of the outstanding shares, two of the eight directors for so long as TMG beneficially owns at least 10% but less than 25% of the outstanding shares and one of the eight directors for so long as TMG beneficially owns at least 5% but less than 10% of the outstanding shares, and the Company has agreed to use its reasonable best efforts to cause the TMG designees to be elected. Further, Mr. Kohrs will continue to be entitled to be nominated for election to our board of directors until termination of his employment. The agreement terminates upon the written consent of all parties to the agreement. Mr. Kohrs serves as Manager of the Board of TMG Partners U.S. LLC, and as Managing Member of TMG Partners II LLC and TMG Partners III LLC.

        On February 9, 2007, we signed an exclusive, worldwide license and supply agreement with Tepha for its poly-4-hydroxybutyrate polymer for a license fee of $110,000, plus an additional $750,000 as consideration for certain research and development. Tepha is further entitled to royalties of up to 5% of sales under these licenses. We paid $30,000 of minimum royalty payments in April of 2010 to Tepha under the terms of this agreement. VFI and VFII own approximately 20% of Tepha's outstanding common and preferred stock. In addition, Mr. Emmitt serves as a director to Tepha.

        At the time of the Axya acquisition, TMG entered into an agreement with KCH, which held mandatorily convertible zero coupon bonds issued by us at the time of the acquisition by the Investor Group. The bonds had a par value of €29,600,000 and were convertible into ordinary shares at a conversion price of €10.0629. In connection with the Axya transaction, TMG agreed that we would either issue to KCH additional mandatorily convertible zero coupon bonds or decrease the conversion price of the zero coupon bonds held by KCH to increase the number of shares issuable upon conversion, if the performance of Axya did not meet certain thresholds. Axya did not meet the performance thresholds within the prescribed time. On October 1, 2009, the mandatorily convertible zero coupon bonds were converted to ordinary shares pursuant to their terms and we issued 2,941,498 ordinary shares to KCH. Rather than adjust the notes or issue additional notes prior to conversion, we also issued KCH an additional 185,698 ordinary shares in satisfaction of the obligation created by TMG.

        On January 22, 2008, we signed an agreement with BioSET to develop, commercialize and distribute products incorporating BioSET's F2A synthetic growth factor technology in the field of orthopaedic and podiatric soft tissue repair. As amended on February 10, 2010, this agreement granted us an option to purchase an exclusive, worldwide license for such products in consideration for a payment of $1 million. We exercised this option on February 10, 2010. Upon FDA approval of certain products, an additional $2.5 million will become due. BioSET is entitled to royalties of up to 6% for sales of products under this agreement. We have not accrued or paid any royalties under the terms of this agreement. VFI and VFII own approximately 15% of BioSET's outstanding shares and Mr. Emmitt serves on its board of directors.

        On June 4, 2010, we issued 43,633 ordinary shares to KCH, having a value equal to €0.7 million. This amount equaled the total amount we owed to Mr. Tornier for past services performed under the terms of his consulting agreement, dated July 31, 2006, based on a per-share price of $22.50 and a foreign currency exchange rate of 1.3479 U.S. dollars for 1 Euro, the spot conversion rate on March 31, 2010. Mr. Tornier's consulting agreement was terminated effective as of March 31, 2010.

        On July 29, 2008, we formed a real estate holding company (SCI Calyx) together with Mr. Tornier. SCI Calyx is owned 51% by us and 49% by Mr. Tornier. SCI Calyx was initially capitalized by a contribution of capital of €10,000 funded 51% by us and 49% by Mr. Tornier. SCI Calyx then acquired a combined manufacturing and office facility in Montbonnot, France, for approximately $6.1 million. The manufacturing and office facility acquired will be used to support the manufacture of certain of our current products and house certain of our operations already located in Montbonnot, France. This real estate purchase was funded through mortgage borrowings of $4.1 million and $2.0 million cash borrowed from the two current shareholders of SCI Calyx. The $2.0 million cash borrowed from the SCI Calyx shareholders originally consisted of a $1.0 million note due to Mr. Tornier and a $1.0 million note due to Tornier SAS, which is our wholly owned French operating subsidiary. Both of the notes issued by SCI Calyx bear interest at the three month Euribor rate plus 0.5% and have no stated term. During 2009 and 2010, SCI Calyx borrowed approximately $1.2 million from Mr. Tornier and Tornier SAS in order to fund on-going leasehold improvements necessary to prepare the Montbonnot facility for its intended use. This cash was borrowed under the same terms as the original notes. As of October 3, 2010, SCI Calyx had related-party debt outstanding to Mr. Tornier of $2.4 million. The SCI Calyx entity is consolidated by us, and the related real estate and liabilities are included in the consolidated balance sheets. On September 3, 2008, Tornier SAS, our French operating subsidiary, entered into a lease agreement with SCI Calyx relating to these facilities. The agreement, which terminates in 2018, provides for an annual rent payment of €440,000, which has subsequently been increased and is currently €675,123 annually. As of October 3, 2010, future minimum payments under this lease were €3.5 million in the aggregate.

        Since 2006, Tornier SAS has entered into various lease agreements with entities affiliated with Mr. Tornier or members of his family. On May 30, 2006, Tornier SAS entered into two lease agreements with Mr. Tornier and his sister, Colette Tornier, relating to our facilities in Saint-Ismier, France. The agreements provide for annual rent payments of €104,393 and €28,500, respectively, which have subsequently been increased and are currently €119,362 and €32,587 annually, respectively. On December 29, 2007, Tornier SAS entered into a lease agreement with Animus SCI, relating to our facilities in Montbonnot Saint Martin, France. The agreement provides for an annual rent payment of €252,545, which has subsequently been increased and is currently €288,756 annually. Animus SCI is wholly owned by Mr. Tornier. On December 29, 2007, Tornier SAS entered into a lease agreement with Cymaise SCI, relating to our facilities in Saint-Ismier, France. The agreement provides for an annual rent payment of €315,865, which has subsequently been increased and is currently €361,158 annually. Cymaise SCI is wholly owned by Mr. Tornier and his sister, Colette Tornier. On February 6, 2008, Tornier SAS entered into a lease agreement with Balux SCI, effective as of May 22, 2006, relating to our facilities in Montbonnot Saint Martin, France. The agreement provides for an annual rent payment of €480,000, which has subsequently been increased and is currently €548,828 annually. Balux SCI is wholly owned by Mr. Tornier and his sister, Colette Tornier. Each of the agreements will terminate in 2012. As of October 3, 2010, future minimum payments under these agreements were €2.3 million in the aggregate.

        On June 17, 2008, we entered into an exclusive worldwide licensing agreement with C2M Medical, a medical device development company, under which we assumed the rights to certain intellectual property relating to bone anchor technology including the Cinch system. C2M had acquired the technology from Sapphire Medical, Inc., or Sapphire, in April 2007 for a purchase price of $7.5 million and milestone payments of $12.5 million, which C2M paid in 2008. In addition, we have committed, and are currently paying, to Sapphire quarterly earn-out fees of 25% of U.S. sales related to Cinch intellectual property for the first three years after launch, an obligation we assumed in the course of our agreement with C2M. The agreement also included an option to acquire C2M Medical. We exercised this option on March 26, 2010, when we purchased 100% of the stock of C2M Medical in exchange for approximately 1.0 million ordinary shares, valued at $22.50 per share at the time. C2M Medical had been founded and was held in part by TMG, VFI, VFII and Mr. Kohrs. In addition, Mr. Carney, Mr. Emmitt and Mr. Kohrs were members of C2M Medical's board of directors. Prior to our exercise of the option C2M Medical was determined to be a variable interest entity in accordance with U.S. GAAP and we consolidated C2M Medical in our financial statements beginning in June of 2008, the date at which we signed an exclusive technology license with C2M Medical.

        The transaction included:

Related party	Number of shares issued	Total consideration value of shares issued
TMG	504,876	$11,359,714
VFI and VFII	504,876	$11,359,714
Douglas W. Kohrs	15,466	$348,000

Review, Approval or Ratification of Transactions with Related Persons

        As provided in our Transactions with Related Persons Policies and Procedures, all related party transactions are to be reviewed and pre-approved by our audit committee. A "related party transaction" is defined to include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may reasonably be expected to exceed $120,000 in any calendar year, (2) the Company or its subsidiaries or affiliates is a participant, and (3) any related person has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). Related persons would include our directors, nominees for director or executive officers (and immediate family members of our directors, nominees for director and executive officers) and persons controlling over five percent of our outstanding ordinary shares. In determining whether to approve a related party transaction, the audit committee will take into account, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances on an arm's length basis and the extent of the related person's interest in the transaction. In the event a transaction relates to a member of our audit committee, that member will not participate in the audit committee's deliberations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information concerning the beneficial ownership of our ordinary shares as of March 7, 2011, by:

  •
  each of our directors, executive and other officers;

  •
  all of our directors, executive and other officers as a group; and

  •
  each person known by us to beneficially own more than 5% of our ordinary shares.

        The calculations in the table below assume that there are 39,039,994 ordinary shares. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. The shares that a shareholder has the right to acquire within 60 days, however, are not included in the computation of the percentage ownership of any other person.

        Unless otherwise indicated, the address for each listed shareholder is c/o Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands.

	Ordinary shares beneficially owned
	number	%
Directors, Executive and Other Officers:
Douglas W. Kohrs(1)	1,877,866	4.7%
Carmen L. Diersen	17,500	*
Robert J. Ball(2)	146,874	*
Ralph E. Barisano, Jr.(3)	63,095	*
Stéphan Epinette(4)	45,278	*
Andrew E. Joiner(5)	94,270	*
Jamal D. Rushdy(6)	88,051	*
James C. Harber(7)	68,438	*
James E. Kwan(8)	125,590	*
Kevin M. Klemz	—	—
Gregory Morrison	—	—
Michael J. Doty(9)	123,571	*
Elizabeth H. Weatherman(10)	18,491,809	47.4%
Sean D. Carney(11)	18,799,507	48.2%
Pascal E.R. Girin	—	—
Alain Tornier(12)	3,953,089	10.1%
Richard B. Emmitt(13)	3,383,101	8.7%
Kevin C. O'Boyle	—	—
Richard F. Wallman(14)	54,708	*
All Directors, Executive and Other Officers as a Group	28,514,740	69.7%
Principal Shareholders:
Warburg Pincus entities (TMG Holdings Coöperatief U.A.)(15)	18,491,809	47.4%
KCH Stockholm AB(16)	3,485,292	8.9%
Vertical Group, L.P.(17)	3,383,101	8.7%

*
Represents beneficial ownership of less than 1% of our stock.

(1)
Includes 425,015 ordinary shares, 307,698 ordinary shares held by STAK and options exercisable for 1,145,153 ordinary shares. Mr. Kohrs is a member of the board of directors of STAK, the board of which is authorized to act by the affirmative vote of two of its members. All shares indicated as owned by Mr. Kohrs that are held by STAK are included because of his affiliation with STAK. Mr. Kohrs disclaims all beneficial ownership in such shares.

(2)
Includes options exercisable for 146,874 ordinary shares.

(3)
Includes 3,720 ordinary shares and options exercisable for 59,375 ordinary shares.

(4)
Includes 1,528 ordinary shares and options exercisable for 43,750 ordinary shares.

(5)
Includes options exercisable for 94,270 ordinary shares.

(6)
Includes 2,427 ordinary shares and options exercisable for 85,624 ordinary shares.

(7)
Includes 1,043 ordinary shares and options exercisable for 67,395 ordinary shares.

(8)
Includes 384 ordinary shares and options exercisable for 125,206 ordinary shares.

(9)
Includes options exercisable for 113,541 shares held by Mr. Doty and 10,030 ordinary shares held by STAK, on behalf of Mr. Doty's wife, Diane M. Doty.

(10)
Includes 18,491,809 shares held by affiliates of Warburg Pincus & Co., or WP. Ms. Weatherman is a Partner of WP and a Managing Director of Warburg Pincus LLC, or WP LLC. All shares indicated as owned by Ms. Weatherman are included because of her affiliation with the Warburg Pincus entities. Ms. Weatherman disclaims all beneficial ownership in such shares. Ms. Weatherman's address is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.

(11)
Includes 18,491,809 shares held by affiliates of WP and 307,698 ordinary shares held by STAK. Mr. Carney is a Partner of WP and a Managing Director of WP LLC. All shares indicated as owned by Mr. Carney are included because of his affiliation with the Warburg Pincus entities. Mr. Carney disclaims all beneficial ownership in such shares. Mr. Carney is a member of the board of directors of STAK, which board is authorized to act by the affirmative vote of two of its members. All shares indicated as owned by Mr. Carney that are held by STAK are included because of his affiliation with STAK. Mr. Carney disclaims all beneficial ownership in such shares. Mr. Carney's address is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.

(12)
Includes 3,485,292 shares held by KCH, and 467,797 shares held by Phil Invest ApS. Mr. Tornier wholly owns both KCH and Phil Invest ApS. All shares indicated as owned by Mr. Tornier are included because of his affiliation with these entities.

(13)
Includes 3,383,101 shares held by The Vertical Group. Mr. Emmitt is a Member and Manager of The Vertical Group GP, LLC, which controls The Vertical Group. All shares indicated as owned by Mr. Emmitt are included because of his affiliation with The Vertical Group. Mr. Emmitt disclaims all beneficial ownership in such shares. Mr. Emmitt's address is c/o The Vertical Group, L.P., 25 DeForest Avenue, Summit, New Jersey 07901.

(14)
Includes 42,208 ordinary shares held by STAK on behalf of Mr. Wallman and options exercisable for 12,500 ordinary shares.

(15)
Includes 18,491,809 shares held by TMG. TMG is owned by WP Bermuda and PE One. The general partner of WP Bermuda is Warburg Pincus (Bermuda) Private Equity Ltd., or WPPE, a Bermuda company. Each of WP Bermuda, PE One and WPPE is managed by WP LLC. Charles R. Kaye and Joseph P. Landy are the Managing General Partners of WP, and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus entities. Each of Mr. Kaye and Mr. Landy disclaims beneficial ownership of all shares owned by Warburg Pincus entities. TMG, WP Bermuda, PE One, WPPE, WP LLC and WP are collectively referred to in this proxy statement as Warburg Pincus. The address of the Warburg Pincus entities is 450 Lexington Avenue, New York, New York 10017.

(16)
KCH, a Swedish entity, is wholly owned by Alain Tornier, a member of our board of directors. The address of KCH is Hamilton Advokatbyrå Karlstad AB, Kungsgatan 2A, Box 606, 651 13 Karlstad, Sweden.

(17)
Includes 3,383,101 shares held by VFI and VFII. The Vertical Group is the sole general partner of each of VFI and VFII, and The Vertical Group GP, LLC controls The Vertical Group L.P. The sole members and managers of The Vertical Group GP, LLC are Messrs. Tony M. Chou, Richard B. Emmitt, Yue-Teh Jang, Jack W. Lasersohn and John E. Runnells, and these five individuals share voting and investment power over securities held by The Vertical Group, VFI and VFII. The address of The Vertical Group,

  The Vertical Group GP, LLC, VFI and VFII is 25 DeForest Avenue, Summit, New Jersey 07901.

        None of our shareholders has informed us that he or she is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        We did not become subject to the Exchange Act during the fiscal year ending January 2, 2011, and therefore no officers, directors or shareholders who hold greater than 10% of our ordinary shares were required to file Section 16(a) reports of ownership and reports of changes in ownership of our ordinary shares and other of our equity securities in relation to the Company.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

        Our "named executive officers" for 2010 consisted of the following individuals:

  •
  Douglas W. Kohrs, who currently serves as our President, Chief Executive Officer and Director;

  •
  Michael J. Doty, who served as our Global Chief Financial Officer until February 19, 2010;

  •
  Carmen L. Diersen, who currently serves as our Global Chief Financial Officer;

  •
  Andrew E. Joiner, who currently serves as our Vice President and General Manager, U.S. Commercial Operations;

  •
  Kevin M. Klemz, who currently serves as our Vice President, Chief Legal Officer and Secretary; and

  •
  Stéphan Epinette, who currently serves as our Vice President, International Commercial Operations.

Compensation Overview and Objectives

        Because we were a private company prior to February 2011, compensation decisions with respect to our named executive officers have generally been based on the goal of achieving performance at levels necessary to provide meaningful returns to our shareholders upon an ultimate liquidity event. To that end, in addition to the typical need to attract, motivate and retain talented executives, our compensation programs in 2010 were specifically designed to incentivize our named executive officers to achieve short- and long-term performance goals that would enable us to substantially increase our equity value and make us an attractive candidate for either a public offering of our ordinary shares or a sale, and to provide our named executive officers with meaningful compensation upon the occurrence of such an event. Our compensation programs in 2010 were weighted toward performance-based compensation, including equity-based compensation, such that our named executive officers will see returns primarily based upon the returns achieved by our shareholders. In 2010, we modified our annual bonus program for our named executive officers to be weighted 80% on the achievement of corporate performance goals and 20% on the achievement of individual goals.

Determination of Compensation

        For services performed for us and our subsidiaries during 2010, our named executive officers were generally compensated by the operating subsidiary to which such named executive officer primarily provided services. Our board of directors was ultimately responsible for determining our compensation and benefit plans generally, and established and reviewed all compensatory plans and arrangements with respect to our named executive officers. The board of directors meets not less than annually to specifically review and determine adjustments, if any, to all elements of compensation, including base salary, annual bonus compensation and long-term equity awards, including to evaluate the achievement of performance goals for the prior fiscal year and to set new performance goals for the current fiscal year. The board of directors also met periodically to discuss compensation-related matters as they arose during the year. In addition, with respect to the compensation of our named executive officers, other than our Chief Executive Officer, the board of directors sought the input and recommendation of our Chief Executive Officer. Our Chief Executive Officer reviewed each other named executive officer's overall performance and contribution to the Company at the end of each fiscal year and made recommendations regarding each element of their compensation to Mr. Carney, one of our directors, who then consulted informally with our Chief Executive Officer regarding his recommendations and in turn presented his recommendations to our full board of directors for final determinations. Our Chief Executive Officer's compensation was determined based on recommendations made by Mr. Carney to the full board of directors. Our Chief Executive Officer did not participate in any formal discussion with the board of directors regarding his compensation decisions and he recused himself from meetings when his compensation was discussed.

        The board of directors did not generally rely on formulaic guidelines for determining the mix or levels of cash and equity-based compensation, but rather maintained a flexible compensation program that allowed it to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to attain certain strategic and financial goals. Subjective factors considered in compensation determinations include an executive's skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance and the sufficiency of total compensation potential and structure to ensure the retention of an executive when considering the compensation potential that may be available elsewhere.

        In making its determination, the board of directors did not undertake any formal benchmarking or reviewed any surveys commissioned by us of compensation for our competitors, but instead relied primarily on its members' general knowledge of the competitive market.

Components of Compensation for 2010

        For 2010, the compensation provided to our named executive officers consisted of base salary, annual bonus, long-term equity-based compensation, retirement benefits and other perquisites and benefits, each of which is described in more detail below. We believe that the mix of cash- and equity-based compensation, as well as the relationship of fixed to performance-based compensation, is properly balanced and provides us with an effective means to attract, motivate and retain our named executives, as well as reward them for creation of shareholder value.

Base Salary

        The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities. Base salary amounts are established under each named executive officer's employment agreement, but are subject to upward adjustment by the board of directors based on its consideration of, among other factors, the scope of the executive's responsibilities, individual performance for the prior year, the mix of fixed compensation to overall compensation and consistency with what the board of directors and our Chief Executive Officer consider to be the market standard for compensation paid to similarly-situated executives at other companies. Initially, base salary was determined at the time of a named executive officer's hire, based on the above elements at such time, and such initial amount forms the basis for base salary throughout a named executive officer's tenure with the Company, with adjustments being made by the board of directors as and when appropriate, based on changes in the above elements over time and consistent with our compensation objectives. Base salary amounts for Ms. Diersen and Mr. Klemz were determined at their time of hire by our board of directors and our Chief Executive Officer, based on their consideration of factors such as the scope of Ms. Diersen's and Mr. Klemz's roles and responsibilities, our overall compensation program, and market standards for compensation paid to similarly-situated executives at other companies based on their general knowledge of the competitive market. In 2010, our board of directors established a Company-wide guideline that provided for an average salary increase for all employees, other than employees in performance review, of an approximate cost of living adjustment of 3% of 2009 salary, with the actual amount of any employee's raise determined based on 2009 performance. In 2010, Mr. Kohrs received a 3% raise and Mr. Epinette received a 4% raise pursuant to these guidelines and based on the board's subjective evaluation of their performance. Mr. Joiner's base salary was increased by 8.3% in 2010 to reward him for his service based on the board's subjective evaluation of his performance as to the performance factors described above and to keep his base salary in line with what the board of directors and our Chief Executive Officer determined was the market standard for compensation paid to similarly-situated executives at other companies based on their general knowledge of the competitive market.

Annual Bonuses

        Annual bonuses are intended to compensate executives for achieving annual Company-wide financial goals and individual performance goals. Target bonus amounts (60% of base salary for Mr. Kohrs, 50% of base salary for Mr. Joiner, 50% of base salary for Ms. Diersen, 40% of base salary for Mr. Klemz and 30% of base salary for Mr. Epinette) were established under each named executive officer's employment agreement at the time such agreements were entered into, with actual bonuses for a given fiscal year being based upon the achievement of the applicable performance objectives. Target bonus amounts for Ms. Diersen and Mr. Klemz were determined by our board of directors and our Chief Executive Officer based on their consideration of our overall compensation program and market standards for compensation paid to similarly-situated executives at other companies based on their general knowledge of the competitive market. The 2010 target bonus percentages for the other named executive officers did not change from their 2009 levels. For 2010, the payment of annual bonuses to our named executive officers was based 80% upon achievement of corporate performance goals relating to our revenue, Modified EBITDA, revenue over net inventories plus gross instruments, cash flows, and year-end days sales outstanding, and 20% upon the named executive officer's achievement of individual performance goals described below. For 2010, Ms. Diersen and Mr. Klemz received pro-rated annual bonuses based on the number of days they were employed by the Company in 2010.

        The following table sets forth the financial performance criteria for the 2010 bonus program which were established by the board of directors on March 3, 2010, the range of possible payouts and the actual payout percentage for named executive officers based on the performance achieved. At their respective times of hire, our board of directors and our Chief Executive Officer determined that the portion of Ms. Diersen's and Mr. Klemz's 2010 pro-rated annual bonuses tied to corporate performance goals should be based upon achievement of the same financial performance criteria applicable to our other named executive officers' 2010 annual bonuses, in order to encourage consistent behavior among our named executive officers and to promote the achievement of overall corporate performance goals.

        If performance achieved falls between the threshold, target and maximum levels, actual payout percentages are determined on a sliding scale basis, with payouts starting at 50% of target for minimum performance achievement and capped at 150% of target for maximum achievement. For 2010, the total weighted-average payout percentage applicable to the portion of the 2010 annual bonus tied to objective performance goals was 78.7%, as detailed in the table below. The compensation committee approved payouts at this percentage for the portion of the named executive officers' bonuses tied to corporate performance goals.

	Weight (% of 2010 bonus tied to performance of this metric)
		Performance targets(1)			Payout percentage				Level of 2010 payout
								2010 performance ($)
Modified metrics(2)		Threshold	Target	Maximum	Threshold	Target	Maximum
Modified Revenue	32%	$215.1 million	$239.0 million	$282.0 million	50%	100%	150%	234.9 million	91%
Modified EBITDA(3)	28%	$17.7 million	$19.7 million	$25.4 million	50%	100%	150%	18.6 million	74%
Modified Revenue/(Net Inventories + Gross Instruments)(4)	8%	1.38	1.53	1.80	50%	100%	150%	1.55	101%
Modified Cash From Operations(5)	8%	$(18.9) million	$(17.2) million	$(11.8) million	50%	100%	150%	(21.2) million	77%
Modified Days Sales Outstanding (Year-End)(6)	4%	78.0	70.9	60.3	50%	100%	150%	67.1	105%

(1)
The performance targets were established based on an assumed foreign currency exchange rate of 1.45 U.S. dollars for 1 Euro, which represented an anticipated average rate of foreign exchange for 2010 and which was the rate of foreign exchange used by the Company for 2010 budgeting purposes.

(2)
The compensation committee determined 2010 bonus amounts after reviewing our unaudited financial statements for the 2010 fiscal year, which are adjusted for changes to the foreign exchange rates and which are subject to discretionary adjustment by the board for items that are unusual and not reflective of normal operations. For purposes of determining 2010 bonus amounts, in addition to foreign exchange adjustments, the board made additional adjustments discussed in the footnotes below. Accordingly, the figures included in the "2010 Performance" column reflect foreign exchange rate and discretionary board adjustments and differ from the figures reported in our 2010 audited financial statements.

(3)
"Modified EBITDA" means our earnings before interest, taxes, depreciation and amortization.

(4)
"Modified Revenue/(Net Inventories + Gross Instruments)" means our annual revenue divided by the annual average of the sum of net inventories and gross instruments before accumulated depreciation. Gross instruments refers to the acquisition cost of the fixed assets.

(5)
"Modified Cash from Operations" means our cash generated by (used in) operations, reduced by capital expenditures and instrument expenditures, adjusted as described in footnote (2) to be further reduced by deferred financing costs in the amount of $3.5 million.

(6)
"Modified Days Sales Outstanding (Year-End)" is a measure of the average number of days of revenue included in the net accounts receivable reported on the balance sheet at year end.

        Individual performance goals for 2010 were communicated to each of our named executive officers, other than Mr. Klemz and Ms. Diersen, by our Chief Executive Officer (or, in the case of our Chief Executive Officer, our board of directors) at the beginning of 2010. Individual performance goals for 2010 for Mr. Klemz and Ms. Diersen were communicated to them by our Chief Executive Officer at their respective times of hire. These individual performance goals were primarily based on the named executive officer's ability to interact with peers, performance of the named executive officer's direct reports (including the success in recruiting top level talent), development and strengthening of the named executive officer's relationships with our vendors, distributors and customers, and overall contribution to the Company. The portion of the 2010 annual bonus tied to individual performance goals is capped at 100% of target for maximum achievement. For 2010, the compensation committee considered Mr. Kohrs' individual performance relative to individual performance goals, and with respect to the named executive officers other than Mr. Kohrs, considered Mr. Kohrs' recommendations, which were based on his consideration of the named executive officers' individual performance relative to individual performance goals, and qualitatively determined that Ms. Diersen achieved 95%, and that Messrs. Kohrs, Joiner, Epinette and Klemz achieved 88%, 85%, 85%, and 95% of their respective individual performance goals and approved payouts at these percentages for the portion of the named executive officers' bonuses tied to individual performance goals. As a result of his termination of employment, Mr. Doty was not eligible to receive an annual incentive bonus based on 2010 performance.

        For 2010, the payout percentages attributable to corporate performance represented 80% and individual performance represented 20% of the named executive officers' overall annual bonus, which resulted in payouts at approximately the following aggregate percentages: (i) Mr. Kohrs,—80.55%, (ii) Ms. Diersen—81.96%, (iii) Mr. Joiner—79.96%, (iv) Mr. Epinette—79.96%, and (v) Mr. Klemz, 81.96%. Actual 2010 bonus amounts are set forth below in the Summary Compensation Table and were paid in February 2011.

French Incentive Compensation Scheme

        In addition to participating in our annual bonus program, Mr. Epinette participates in an incentive compensation scheme on the same basis as other employees of our French operating subsidiary. This incentive compensation scheme enables our French operating subsidiary to provide its employees with a form of compensation that is efficient with respect to income tax and mandated social contributions in France, insofar as the payments made under the incentive compensation scheme, which receives preferential tax treatment, are exempted from social security contributions. Pursuant to the incentive compensation scheme, employees may receive an annual incentive payment equal to a specified percentage of base salary, up to certain statutory limits. In 2010, employees were eligible to receive up to 16% of base salary, up to a statutory limit of $22,984. For 2010, annual incentive payments were dependent on the achievement of performance goals relating to revenue, Modified EBITDA, revenue over net value of implants and instruments and on-time delivery to market of certain new products. The following table sets forth the 2010 financial performance metrics for the incentive compensation scheme and the range of possible payouts for Mr. Epinette based on the performance achieved. If performance achieved falls between the threshold and target/maximum levels, actual payout percentages are determined on a sliding scale basis, with payouts starting at 0.25% of base salary for minimum performance achievement and capped at 4% of base salary for target/maximum achievement. The actual payout percentages and Mr. Epinette's actual 2010 incentive payment amount, which will be paid by July 2011, are not currently calculable, but are expected to be determined by the board during the third quarter of 2011.

	Weight (% of payment tied to performance of this metric)			Payout
		Performance targets(1)
				Threshold (% of base salary)	Target/max. (% of base salary)
Modified metrics(2)		Threshold	Target/max.(3)
Modified Revenue	25%	$203.2 million	$239.0 million	0.25%	4%
Modified EBITDA(4)	25%	$16.7 million	$19.7 million	0.25%	4%
Modified Revenue/(Net Value of Implants and Instruments)(5)	25%	.91	1.97	0.25%	4%
On-time Delivery to Market of New Products(6)	25%	n/a	n/a	0.25%	4%

(1)
The performance targets were established based on an assumed foreign currency exchange rate of 1.45 U.S. dollars for 1 Euro, which represented an anticipated average rate of foreign exchange for 2010 and which was the rate of foreign exchange used by the Company for 2010 budgeting purposes.

(2)
The board of directors has historically determined incentive payment amounts after reviewing our unaudited financial statements for the applicable fiscal year, which are adjusted for changes to the foreign exchange rates and which are subject to discretionary adjustment by our board for items that are unusual and not reflective of normal operations. It is anticipated that the metrics used for determining the 2010 incentive payment amounts will be subject to foreign exchange adjustments and discretionary board adjustments and will differ from the figures reported in our 2010 audited financial statements.

(3)
Under the French incentive compensation scheme, the maximum possible payout is 16% of base salary, up to a statutory limit of $22,984, which is based on 100% achievement of target levels. Therefore, target and maximum performance and payout amounts are the same for the purposes of the French incentive compensation scheme.

(4)
"Modified EBITDA" means our earnings before interest, taxes, depreciation and amortization, subject to adjustment as described in footnote (2).

(5)
"Modified Revenue/(Net Value of Implants and Instruments)" means revenue, divided by the net value of our inventory of raw materials, semi-finished products, and finished goods inventory in warehouses and with customers, plus the net value of implants and instruments, subject to adjustment as described in footnote (2).

(6)
"On-Time Delivery to Market of New Products" means the timely release of certain new, strategic products by specific dates. The target/maximum payout amount with respect to this metric assumes the timely release of all new products scheduled to be delivered for a given year, whereas the threshold payout amount is determined by dividing 4% (the target/maximum payout for this metric) by the number of new products scheduled to be delivered for a given year.

Long-Term Equity Compensation

Stock Option Plan

        We have historically maintained a stock option plan, in an effort to align the equity ownership of our employees with the long-term interests of our shareholders, under which, our named executive officers and other employees have been eligible to receive option grants. We believe that options effectively incentivize our employees to maximize Company performance, as the value of awards is directly tied to an appreciation in the value of our shares, and provide an effective retention mechanism as a result of the applicable vesting mechanics of the options. As of February 2, 2011, we will not make further grants under our stock option plan, and equity-based awards will instead be granted under our new stock incentive plan, as described below.

        In 2010, each of our named executive officers (other than Mr. Doty) received a grant of options. The number of options granted to each named executive officer (other than Mr. Klemz and Ms. Diersen) was determined by our board of directors, based upon recommendations from Mr. Carney and, other than with respect to his grants, the Chief Executive Officer, based on each executive's position, role and responsibilities, and individual and overall Company performance as determined by the board of directors. In determining the actual number of options awarded to Mr. Kohrs during 2010, the board of directors considered our past grant practices and targeted an ownership rate appropriate for Mr. Kohrs' current equity held and the relative percentage of total equity that his current equity holdings and proposed option grant would represent, and determined that an award to Mr. Kohrs of 83,333 options was consistent with our overall compensation objectives. Those objectives include providing a substantial portion of named executive officer compensation in the form of equity-based compensation and aligning our named executive officers' interests with those of our shareholders. Historically (and in 2010) the board of directors has determined the actual number of options awarded to our named executive officers during a given fiscal year by assessing targeted long-term ownership levels and the relative percentage of total equity outstanding that each option grant represents. Consistent with past practices, Mr. Klemz was granted 83,333 options in 2010, and Ms. Diersen, 150,000 options, in connection with the commencement of their employment. The board of directors and our Chief Executive Officer determined the number of options awarded to Mr. Klemz and Ms. Diersen based upon their respective roles and responsibilities and based on a desire to align their interests with those of our shareholders at the outset of their employment by providing them with a grant of long-term equity-based compensation, As new hires, Mr. Klemz and Ms. Diersen received option grants that were larger than the grants made to our other named executive officers in 2010, which is consistent with our historical practice of providing new hires with larger grants than the annual grants provided to our other named executive officers, in order to provide such individuals with a stake in our future which corresponds to the stake of each of our shareholders at the outset of their employment. Our stock option plan provides that, except as may otherwise be determined by the board of directors, options vest over a four-year period, with 25% vesting on the first anniversary of the applicable vesting commencement date and the remaining 75% vesting on a pro-rata basis on each quarterly anniversary of the applicable vesting commencement date over the three-year period thereafter. Option holders will forfeit their outstanding options to the extent they, as determined by our board of directors, engage in competitive activities (as defined in the stock option plan) during the course of their employment or during the six-month period following their termination. Additionally, on February 2, 2011, the stock option plan was amended to provide that in the event a change in control occurs, unless otherwise provided by our compensation committee, any outstanding awards, whether vested or unvested, will be accelerated as of the consummation of the change in control. We believe that granting options subject to the vesting schedule described above provides us with an effective mechanism to incentivize and to retain our named executive officers and to align their interest with the long-term interests of our shareholders.

        For more information on the stock option plan, see the discussion below under "Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Stock Option Plan."

Stock Incentive Plan

        At our general meeting of shareholders on August 26, 2010, our shareholders approved a new stock incentive plan that will afford more flexibility to our compensation committee in 2011 by allowing grants of a wide variety of equity awards to our employees, including our named executive officers, directors, and consultants, including incentive and non-qualified options, stock appreciation rights, stock grants, stock unit grants, cash-based awards, and other stock based awards. The stock incentive plan is designed to assist us in attracting and retaining our employees, directors, and consultants, to provide an additional incentive to such individuals to work to increase the value of our ordinary shares, and to provide such individuals with a stake in our future which corresponds to the stake of each of our shareholders.

        As of February 2, 2011, we ceased making grants under our stock option plan. The stock incentive plan reserves for issuance a number of ordinary shares equal to the sum of (i) the number of ordinary shares available for grant under the stock option plan as of February 2, 2011 (not including issued or outstanding shares granted pursuant to options under the stock option plan as of such date) and (ii) the number of ordinary shares forfeited upon the expiration, cancellation, forfeiture, cash settlement or other termination following February 2, 2011 of an option outstanding as of February 2, 2011 under the stock option plan. As of February 2, 2011, 1,199,296 ordinary shares remained available for grant under the stock option plan, and there were 3,747,888 shares covering outstanding awards as of such date. For purposes of determining the remaining ordinary shares available for grant under the stock incentive plan, to the extent that an award expires or is cancelled, forfeited, settled in cash, or otherwise terminated without a delivery to the participant of the full number of ordinary shares to which the award related, the undelivered ordinary shares will again be available for grant. Similarly, ordinary shares withheld or surrendered in payment of an exercise price or taxes relating to an award under the stock incentive plan shall be deemed to constitute shares not delivered to the participant and shall be deemed to again be available for awards under the stock incentive plan. The total number of ordinary shares available for issuance under the stock incentive plan will be subject to adjustment in the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other similar change in our corporate structure or ordinary shares.

        The stock incentive plan provides for the grant of both incentive stock options, within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended, and non-qualified stock options. The stock incentive plan also permits the grant of ordinary shares subject to vesting restrictions, stock unit grants, which represent the right to receive cash based on the value of ordinary shares in the future, stock appreciation rights grants, which are rights to receive an amount equal to the value in cash or in ordinary shares of the appreciation in the ordinary shares over a specified period, and grants of other awards that may be denominated in, payable in, valued in whole or in part by reference to or otherwise based on or related to our ordinary shares.

        In the event of a change in control (as defined in the stock incentive plan), unless otherwise provided by the compensation committee, any outstanding awards, whether vested or unvested, will be accelerated as of the consummation of the change in control. Alternatively, the compensation committee may determine that outstanding awards will be cancelled as of the consummation of the change in control and that holders of cancelled awards will receive a payment in respect of such cancellation based on the amount of per-share consideration being paid in connection with the change in control less, in the case of options and other awards subject to exercise, the applicable exercise price.

        Our board of directors has the ability to amend the stock incentive plan or any awards granted thereunder at any time, provided that no amendment will be made that impairs the rights of the holder of any award. Our board of directors may also suspend or terminate the stock incentive plan at any time, and, unless sooner terminated, the stock incentive plan shall terminate on the day before the tenth (10th) anniversary of the date the stock incentive plan was adopted by our shareholders.

Employee Stock Purchase Plan

        At our general meeting of shareholders on October 28, 2010, our shareholders approved a new employee stock purchase plan that will provide our employees, including our named executive officers, and employees of certain designated subsidiaries with an opportunity to purchase our ordinary shares at a discount on a tax-qualified basis through payroll deductions in 2011. The employee stock purchase plan has been designed to qualify as an "employee stock purchase plan" under Section 423 of the U.S. Internal Revenue Code.

        A total of 333,333 ordinary shares have been reserved for issuance under the employee stock purchase plan, subject to adjustment in the event of certain changes in our corporate structure or ordinary shares. The employee stock purchase plan provides for consecutive offering periods, during which participating employees may elect to have between 1% and 10% of their compensation withheld and applied to the purchase of ordinary shares at the end of the period. Unless otherwise determined by our compensation committee before an offering period, the purchase price will be 85% of the fair market value of the ordinary shares at the end of the offering period.

        The stock purchase plan is administered by our compensation committee. Our board of directors has the ability to suspend, terminate, or amend the employee stock purchase plan at any time, although the board of directors generally may not amend the employee stock purchase plan in such a way that would adversely affect the rights of any participating employee without that employee's consent or shareholder approval. Unless sooner terminated, the employee stock purchase plan will terminate on the day before the tenth (10th) anniversary of the date the employee stock purchase plan is approved by the board.

Retirement Benefits

        In 2010, each of our named executive officers had the opportunity to participate in retirement plans maintained by our operating subsidiaries, including our U.S. operating subsidiary's 401(k) plan and, with respect to Mr. Epinette, our French operating subsidiary's government-mandated pension plan and a government- mandated pension plan for managerial staff, or the Retraite Complémentaire, on the same basis as our other employees. We believe that these plans provide an enhanced opportunity for our named executive officers to plan for and meet their retirement savings needs. Mr. Epinette also participated in our French operating subsidiary's defined contribution pension plan for key employees, or the Retraite Supplémentaire on the same basis as other key employees. In 2010, pursuant to the Retraite Supplémentaire, our French operating subsidiary made contributions equal to approximately 6.5% of Mr. Epinette's base salary on Mr. Epinette's behalf. The Retraite Supplémentaire is intended to supplement the state pension plans mandated by French labor laws and to provide participants with a form of compensation that is efficient with respect to income tax and mandated social contributions.

Perquisites and Other Benefits

        In 2010, our named executive officers were eligible to receive the same benefits, including life and health benefits, that were available to all employees. We also provided certain additional perquisites to our named executive officers, on a case-by-case basis, including relocation and automobile allowances. We paid for Ms. Diersen's moving and temporary housing expenses associated with her relocation upon joining the Company, which we believed were a necessary inducement for her to join the Company. We also provide Mr. Epinette with an automobile allowance on the same basis as other key employees of our French operating subsidiary pursuant to a Company policy, which we believe is necessary in light of the competitive market for talent in our industry.

Employment/Severance, Non-Competition and Non-Solicitation Agreements

        Each of our named executive officers is entitled to receive severance benefits upon certain qualifying terminations of employment, pursuant to the provision of such executive's employment agreement. Additionally, pursuant to their agreements, each of our named executive officers is entitled to receive certain enhanced severance benefits upon certain qualifying terminations of employment occurring within twelve months of a Change in Control (as such term is defined in the employment agreements). These severance arrangements were initially offered to induce the named executive officers to accept or continue employment with the Company and are primarily intended to retain our named executives, provide consideration to an executive for certain restrictive covenants that apply following a termination of employment and to provide continuity of management in connection with a threatened or actual Change in Control transaction. Additionally, we entered into the employment agreements because they provide us valuable protection by subjecting the named executive officers to restrictive covenants that prohibit the disclosure of confidential information during and following their employment and limit their ability to engage in competition with us or otherwise interfere with our business relationships following their termination of employment. For more information on our employment agreements and severance arrangements with our named executive officers, see the discussions below under "Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements" and "Potential Payments Upon a Termination or Change in Control."

        In connection with his termination of employment, which became effective on February 19, 2010, Mr. Doty and our U.S. operating subsidiary entered into a separation agreement pursuant to which, in exchange for his execution of a general release, Mr. Doty became entitled to the severance payments and benefits described below under "Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Separation Agreement with Michael Doty."

Compensation Risk Management

Risk Management

        Our board of directors has reviewed our overall compensation policies and practices to determine whether those policies and practices are reasonably likely to have a material adverse effect on us and has concluded that they are not reasonably likely to have a material adverse effect on us based on the following analysis:

Base Compensation

        Base compensation is a fixed portion of overall compensation that is set based on factors such as the scope of an employee's responsibilities and market practices, and which provides income regardless of our short-term performance. Our board of directors does not believe that base compensation creates an incentive for our employees to take undue risks.

Bonus Programs

        Bonuses are intended to compensate our employees for achieving corporate performance goals and individual performance goals. We maintain several incentive compensation programs, including our annual bonus program and an incentive compensation scheme for the benefit of employees of our French operating subsidiary, which is maintained in accordance with French labor laws. Our bonus programs are designed to focus employees on achieving annual goals that are important to our success. The fact that bonuses are awarded based on the achievement of corporate performance goals may encourage some risk-taking behavior, but this risk is mitigated by the fact that awards are based on the achievement of a balanced mix of several broad-based criteria. Additionally, in the case of our annual bonus program, a portion of the annual bonus is awarded based on the achievement of qualitative individual performance goals, and in the case of our French incentive compensation scheme, payments are limited by local law and generally do not represent a significant portion of our employees' total compensation. For these reasons, our board of directors believes that our bonus programs appropriately balance risk and reward, and do not encourage employees to take unnecessary or excessive risks which could have a material adverse effect on us.

Long-Term Equity Compensation

        We award certain employees equity compensation in the form of options in an effort to align the equity ownership of employees with the long-term interests of our shareholders. Our board of directors believes that long-term equity compensation discourages our employees from engaging in unnecessary or excessive risk taking, because the ultimate value of the equity awards, which are subject to four-year vesting schedules, is determined based on the long-term appreciation in value of our shares.

Retirement, Health, and Other Welfare Benefits

        Our employees are eligible to participate in retirement plans maintained by us and by our operating subsidiaries abroad. Our board of directors does not believe that such programs encourage our employees to take unnecessary or excessive risks which could have a material adverse effect on us, because they represent a small portion of overall compensation, are unrelated to our short-term performance, and are generally limited by local laws. Our board of directors does not believe that the health and welfare benefits we provide to our employees create an incentive for our employees to take undue risks, because the value of these benefits is unrelated to our short-term performance.

Severance Benefits

        Our executive officers and our employees are eligible to receive severance payments and benefits upon certain terminations of employment pursuant to their employment agreements, our severance policy, or severance policies maintained by our operating subsidiaries abroad in accordance with local laws, which payments and benefits are limited by the terms of such applicable agreements, policies, and laws. Our board of directors does not believe that our severance policies and practices create an incentive for our employees to take undue risks.

Perquisites

        We provide our executive officers and certain other employees with perquisites, including, in the case of Mr. Epinette, an automobile allowance. Our board of directors does not believe that the perquisites we provide are excessive, or that they encourage employees to take unnecessary or excessive risks.

        After considering the risk implications of each element of our overall compensation program, our board of directors determined that the only components of employee compensation that could pose risks are the annual bonus program and the incentive programs. These programs encourage some level of risk taking by our employees; however, we believe that the risk is well managed and the level of risk acceptable, particularly in light of the balanced mix of fixed and variable elements, and of short- and long-term elements, in our overall compensation program. For these reasons, our board of directors concluded that our overall compensation policies and practices are not likely to have a material adverse effect on us.

Executive Compensation

Summary Compensation Table

        The following table shows compensation of our principal executive officer, our principal financial officers and other named executive officers for the fiscal years ending December 27, 2009 and January 2, 2011.

Name and principal position	Year	Salary ($)		Option awards(2) ($)		Non-equity incentive plan compensation ($)		All other compensation ($)		Total ($)
Douglas W. Kohrs	2010	490,333	(1)	913,625		236,994	(3)	0		1,640,952
President, Chief Executive Officer and	2009	477,210		478,661		289,189		0		1,245,060
Director(4)
Michael J. Doty(4)	2010	44,315		191,960	(6)	0	(3)	283,795	(5)	520,070
Former Global Chief Financial Officer	2009	315,667		119,665		131,317		0		566,649
Carmen L. Diersen(4)	2010	172,500		1,711,935		70,691	(3)	184,866	(9)	2,139,992
Global Chief Financial Officer
Andrew E. Joiner	2010	327,417		456,825		130,901	(3)	6,701		921,844
Vice President and General Manager,	2009	304,500		239,330		156,818		0		700,648
U.S. Commercial Operations
Stéphan Epinette(7)	2010	278,171		365,450		67,974	(3)	95,847	(8)	807,442
Vice President,	2009	278,866		478,661		109,667		78,418		945,612
International Commercial Operations
Kevin M. Klemz(4)	2010	81,865		899,925		26,839	(3)	0		1,008,629
Vice President, Chief Legal Officer and Secretary

(1)
Effective as of August 26, 2010 and his becoming our executive director, five percent of Mr. Kohrs's annual base salary was paid by Tornier N.V. for his service as a member of our board of directors.

(2)
The amounts shown in the "Option Awards" column represent the aggregate grant date fair value of equity awards granted in 2009 and 2010, respectively, computed in accordance with FASB ASC Topic 718. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following weighted-average assumptions for options granted to all employees:

	2009	2010
Risk-free interest rate	1.8%	2.3%
Expected life in years	6.0	5.8
Expected volatility	41.8%	49.8%
Expected dividend yield	0.0%	0.0%
(3)
Reflects the amount of annual incentive bonuses paid to our named executive officers in respect of 2010 performance, but paid in February 2011. Mr. Epinette's annual incentive bonus was calculated using a base salary of $275,303, instead of the $278,171 reported in the Summary Compensation Table, as the amount of base salary reported in the Summary Compensation Table includes approximately $2,868 relating to Mr. Epinette' company car and vacation allowances that are otherwise includible in Mr. Epinette's gross taxable income pursuant to French tax law. For Mr. Epinette, the bonus payable pursuant to the French incentive compensation scheme based on 2010 performance is not currently calculable, but is expected to be determined during the third quarter of 2011, at which time such amounts will be disclosed under Item 5.02(f) on Form 8-K. As a result of his termination of employment, Mr. Doty was not eligible to receive an annual incentive bonus based on 2010 performance.

(4)
Mr. Doty's tenure as Chief Financial Officer of Tornier, Inc. terminated as of February 19, 2010. Ms. Diersen joined the Company on June 21, 2010. Mr. Kohrs served as the Company's principal financial officer during the period between Mr. Doty's departure and Ms. Diersen joining the Company. Mr. Klemz joined the Company on September 13, 2010.

(5)
Reflects severance payments of $271,352, which represents the cost of base salary continuation through January 2, 2011, and benefits of $12,443, which represents the cost of continued coverage on our health plans though January 2, 2011, payable to Mr. Doty in connection with his termination of employment.

(6)
Reflects the incremental fair value, computed as of February 19, 2010, in accordance with FASB ASC Topic 718, with respect to the extension of the exercise period applicable to Mr. Doty's vested, unexercised equity awards. The incremental fair value with respect to the modified options was estimated on the modification date using the Black-Scholes option pricing model using the following weighted-average assumptions:

Risk-free interest rate	0.4%
Expected life in years	1.5
Expected volatility	55%
Expected dividend yield	0.0%
(7)
Mr. Epinette's cash compensation was paid in Euro. The foreign currency exchange rate of 1.3278 U.S. dollars for 1 Euro, which reflects an average conversion rate for 2010, was used to calculate Mr. Epinette's base salary and all other compensation amounts for 2010. The foreign currency exchange rate of 1.3667 U.S. dollars for 1 Euro, the spot conversion rate on February 22, 2011, was used to calculate his annual incentive bonus, which was paid in February 2010.

(8)
Consists of $4,732 in contributions to the French government-mandated pension plan, $44,920 in contributions to our French operating subsidiary's Retraite Complémentaire on Mr. Epinette's behalf, $18,031 in contributions to our French operating subsidiary's Retraite Supplémentaire on Mr. Epinette's behalf and $28,164 related to automobile expenses. The foreign currency exchange rate of 1.3278 U.S. dollars for 1 Euro, which reflects an average conversion rate for 2010, was used to calculate Mr. Epinette's all other compensation amounts for 2010.

(9)
Consists of relocation perquisites including moving costs of $29,253, payment of real estate taxes associated with the sale of Ms. Diersen's prior residence of $14,313, payment of legal fees associated with the sale of Ms. Diersen's prior residence of $2,475, payment of real estate fees associated with the sale of Ms. Diersen's prior residence of $66,075, payment of closing costs associated with the sale of Ms. Diersen's prior residence of $4,699, family travel costs of $4,245, temporary housing costs of $17,250, gross-up of compensation for taxes payable on the above items of $44,118, and $2,438 in contributions to our U.S. operating subsidiary's 401(k) Plan on Ms. Diersen's behalf.

Grant of Plan-Based Awards

        The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended January 2, 2011.

							All other option awards: number of securities underlying options (#)
			Estimated future payouts under non-equity incentive plan awards ($)					Exercise or base price of option awards ($/share)(4)
									Grant date fair value of option awards(5)
	Grant date
Name(1)			Threshold(2)		Target	Maximum(3)
Douglas W. Kohrs	3/3/2010		5,884		294,200	411,880	—	—	—
	6/3/2010		—		—	—	83,333	22.50	913,625
Michael J. Doty	2/19/2010		—		—	—	—	—	191,960	(6)
Carmen L. Diersen	6/21/2010		1,725		86,250	120,750	—	—	—
	6/21/2010		—		—	—	150,000	22.50	1,711,935
Andrew E. Joiner	3/3/2010		3,274		163,708	229,192	—	—	—
	6/3/2010		—		—	—	41,666	22.50	456,825
Stéphan Epinette(7)	3/3/2010		1,669	(9)	83,451	116,832	—	—	—
	6/25/2010	(8)	695		22,984	22,984	—	—	—
	6/3/2010		—		—	—	33,333	22.50	365,450
Kevin M. Klemz	9/13/2010		655		32,746	45,844	—	—	—
	10/28/2010		—		—	—	83,333	22.50	899,925

(1)
All of our named executive officers (other than Mr. Doty) were granted non-equity incentive plan awards pursuant to our 2010 annual bonus scheme, and were granted stock options pursuant to our stock option plan. Mr. Epinette was also granted a non-equity incentive plan award pursuant to our French operating subsidiary's incentive compensation scheme.

(2)
The threshold amount for awards payable under our annual bonus program and our French operating subsidiary's incentive compensation scheme assumes that the threshold level of the lowest weighted financial performance objective has been satisfied.

(3)
Maximum amounts reflect payout of the portion of annual bonus tied to corporate financial performance objectives at a rate of 150% of target and the portion of the annual bonus tied to individual performance objectives at a rate of 100% of target under our annual bonus program. Target and maximum payout amounts are the same for the purposes of the French incentive compensation scheme.

(4)
The exercise price of the options was set at the fair market value of one share of our ordinary shares at the time of the grant, with fair market value being determined by our board of directors in good faith.

(5)
The amounts shown in the "Option Awards" column represent the aggregate grant date fair value of equity awards granted in 2010, computed in accordance with FASB ASC Topic 718. See footnote (2) to the Summary Compensation Table for a discussion of valuation assumptions for the aggregate grant date fair values.

(6)
Reflects the incremental fair value, computed as of February 19, 2010, in accordance with FASB ASC Topic 718, with respect to the extension of the exercise period applicable to Mr. Doty's vested, unexercised equity awards. See footnote (6) to the Summary Compensation Table for a discussion of valuation assumptions for the incremental modification date fair value.

(7)
The foreign currency exchange rate of 1.3278 U.S. dollars for 1 Euro, which reflects an average conversion rate for 2010, was used to calculate Mr. Epinette's target and maximum awards in respect of annual bonus and payments under the French incentive compensation scheme.

(8)
The terms of the 2010 French incentive compensation scheme were governed by an agreement entered into by our French operating subsidiary on June 25, 2010. Awards set forth on this line represent awards granted to Mr. Epinette pursuant to our French operating subsidiary's incentive compensation scheme.

(9)
Awards set forth on this line represent awards granted to Mr. Epinette pursuant to our annual bonus program.

Narrative Disclosure Relating to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

        Tornier, Inc., our U.S. operating subsidiary, is a party to employment agreements with Messrs. Kohrs, Joiner, and Klemz, and Ms. Diersen, which agreements are substantially the same other than differences in base salary, target annual bonus percentages and severance. The agreements have specified terms of three years, subject to automatic renewal for one-year terms unless either party provides 60 days' advance notice of their desire not to renew. Under the agreements, each executive is entitled to an enumerated base salary, subject to increase but not decrease, is eligible to receive an annual bonus with a target bonus equal to an enumerated percentage of base salary (60% for Mr. Kohrs, 50% for Mr. Joiner, 50% for Ms. Diersen, and 40% for Mr. Klemz), and is entitled to participate in the employee benefit plans and arrangements that we generally maintain for our senior executives. If an executive's employment is terminated by Tornier, Inc. without "cause" (as such term is defined in the employment agreements), in addition to any accrued but unpaid salary and benefits through the date of termination, the executive will be entitled to base salary and health and welfare benefit continuation for twelve months following termination, and, in the event their employment is terminated without cause due to non-renewal of their employment agreements by Tornier, Inc., the executives will also be entitled to a payment equal to their pro-rata annual bonus for the year of termination. In the event any of Messrs. Kohrs, Joiner, Klemz's, or Ms. Diersen's, employment is terminated without cause or by the executive for "good reason" (as such term is defined in the employment agreements) within twelve months following a change in control, the executives will be entitled to receive accrued but unpaid salary and benefits through the date of termination, a lump-sum payment equal to their base salary plus target bonus for the year of termination, health and welfare benefit continuation for twelve months following termination and accelerated vesting of all unvested options. In addition, Mr. Kohrs' agreement provides that in the event the payments and benefits to which he is entitled pursuant to the agreement become subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, he will be entitled to a "gross-up" payment in order to cover such tax liability. The agreements also contain covenants intended to protect against the disclosure of confidential information during and following an executive's employment, as well as restrictions on engaging in competition with Tornier, Inc. or otherwise interfering with our business relationships, which extend through the first anniversary of an executive's termination of employment for any reason.

        Tornier SAS, our French operating subsidiary, is also a party to an employment agreement with Mr. Epinette, which does not have a specified term, but which may be terminated by either party in accordance with local law, and which is substantially similar to the employment agreements described above with respect to base salary, annual target bonus (30% of base salary), benefit participation and non-compete obligations. Pursuant to the agreement and French labor laws, Mr. Epinette is entitled to receive certain payments and benefits following a voluntary or involuntary termination of employment, including an amount equal to twelve months' gross monthly salary, which is payable as consideration for the restrictive covenants contained in the agreement, a payment equal to Mr. Epinette's French incentive compensation scheme payment for the year of his termination and, in the case of an involuntary termination of employment, a severance payment payable pursuant to French law, the amount of which is determined based on Mr. Epinette's gross monthly salary and years of service with Tornier SAS. If Mr. Epinette is terminated for reasons other than negligence or serious misconduct following a change in control (as such term is defined in the employment agreement), he is entitled to gross monthly salary continuation and health and welfare benefit continuation for twelve months following termination of employment, accelerated vesting of all unvested options, as well as a payment equal to Mr. Epinette's annual target bonus and French incentive compensation scheme payment for the year of his termination. Pursuant to French law, gross monthly salary represents the average salary Mr. Epinette received during the twelve-month period preceding his termination and includes the amount of any annual incentive bonus payable to Mr. Epinette during such period pursuant to our annual bonus program.

Separation Agreement with Michael Doty

        Our U.S. operating subsidiary entered into a separation agreement with Mr. Doty in connection with his termination of employment, which became effective on February 19, 2010, pursuant to which, in exchange for his execution of a general release, Mr. Doty became entitled to the severance payments and benefits payable to him in the event of an involuntary termination of employment without cause pursuant to the employment agreement to which he was a party with the Company prior to his termination of employment, which was substantially the same as the agreements with Messrs. Joiner and Klemz, and Ms. Diersen, other than differences in base salary, target annual bonus percentages and severance. The cost of the separation agreement includes $315,667 of base salary and continued coverage on our health plans through February 19, 2011, with the full cost of such coverage, $13,575, being borne by the Company. The exercise period applicable to Mr. Doty's vested, unexercised options was extended to August 19, 2011 pursuant to the agreement. Mr. Doty's severance payments totaling $315,667, less applicable withholding and related taxes, will be made semi-monthly over a period of one year from the date of termination. Mr. Doty is restricted from engaging in competition with us or otherwise interfering with our business until the first anniversary of his termination.

Stock Option Plan

        Effective as of July 18, 2006, we adopted the stock option plan, which is designed to assist in attracting, retaining, motivating and rewarding eligible employees, directors and consultants, and promoting the creation of long-term value for our stockholders by closely aligning the interests of participants with those of such stockholders, by allowing grants of options to purchase shares of our common stock to such participants. Effective as of February 2, 2011, equity awards will be granted under our new stock incentive plan, which is discussed above under "Components of Compensation for 2010—Long-Term Equity Compensation—Stock Incentive Plan," and no further grants will be made under the stock option plan.

        Our board of directors administers the stock option plan and is authorized to, among other things, designate participants, grant options, determine the terms and conditions relating to options, including vesting, prescribe option agreements, interpret the stock option plan, establish, amend and rescind any rules and regulations relating to the stock option plan, and to make any other determinations that it deems necessary or advisable for the administration of the stock option plan. Our board of directors may also delegate to our officers or employees, or other committees, subject to applicable law, the authority, subject to such terms as our board of directors determines appropriate, to perform such functions, including but not limited to administrative functions, including the appointment of agents to assist in the administration of the stock option plan. Any action of our board of directors (or its authorized delegates) will be final, conclusive and binding on all persons, including participants and their beneficiaries.

        Our stock option plan reserves 5,000,000 shares of our ordinary shares for issuance, subject to adjustment in the event of any stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar corporate transaction or event. For purposes of determining the remaining ordinary shares available for grant under the stock option plan, to the extent that an option expires or is canceled, forfeited, settled in cash or otherwise terminated without a delivery to the participant of the full number of ordinary shares to which the option related, the undelivered ordinary shares will again be available for grant. Similarly, ordinary shares withheld in payment of the exercise price or taxes relating to an option and shares equal to the number surrendered in payment of any exercise price or taxes relating to an option shall be deemed to constitute shares not delivered to the participant and shall be deemed to again be available for options under the stock option plan.

        The board of directors may, in the event of a Corporate Event (as defined in the stock option plan and which, for example includes a change in control or a reorganization of the Company), in its sole discretion, provide for adjustments or substitutions as to the number, price or kind of shares or other consideration subject to outstanding options, or provide for the termination of an option and the payment of a cash amount in exchange for the cancellation of an option. Additionally, our stock option plan was amended as of February 2, 2011, to provide that in the event a Change in Control (as defined in the stock option plan) occurs, unless otherwise provided by our compensation committee, any outstanding options, whether vested or unvested, will be accelerated as of the consummation of such Change in Control. The board of directors has the ability to amend or terminate the stock option plan at any time, provided that no amendment or termination will be made (i) that impairs the rights of the holder of any option outstanding on the date of such amendment or termination or (ii) without satisfying any applicable shareholder approval requirements. The board of directors may also suspend or terminate the stock option plan at any time, and, unless sooner terminated, the stock option plan will terminate on July 18, 2016.

        The terms of the stock option plan restrict a participant's ability to transfer shares acquired pursuant to the exercise of options granted thereunder until the expiration of the 180-day period following the occurrence of an initial public offering of our ordinary shares. The stock option plan contains provisions which provide our institutional investors with drag along rights and us with repurchase rights, which rights will terminate upon the occurrence of an initial public offering of our ordinary shares.

 Outstanding Equity Awards at Fiscal Year End

        The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at January 2, 2011.

Name	Number of securities underlying unexercised options(1)(2) (#) exercisable	Number of securities underlying unexercised options(1)(2) (#) unexercisable	Option exercise price(3) ($)	Option expiration date
Douglas W. Kohrs	583,333	—	13.38	7/18/2016
	355,808	23,720	13.89	2/26/2017
	98,958	59,375	16.98	4/24/2018
	29,166	37,500	16.98	2/1/2019
	—	83,333	22.50	2/1/2020
Michael Doty(4)	87,500	—	13.89	8/19/2011
	21,875	—	16.98	8/19/2011
	4,166	—	16.98	8/19/2011
Carmen L. Diersen	—	150,000	22.50	6/21/2020
Andrew Joiner	52,083	31,250	16.98	4/25/2018
	14,583	18,750	16.98	2/1/2019
	—	41,666	22.50	2/1/2020
Stéphan Epinette	29,166	37,500	16.98	3/26/2019
	—	33,333	22.50	2/1/2020
Kevin M. Klemz	—	83,333	22.50	9/13/2020

(1)
All options were granted under the stock option plan. Our named executive officers did not exercise any outstanding options during 2010.

(2)
25% of the options vest on the first anniversary of the applicable vesting commencement date, and the remaining 75% of the options vest on a pro-rata basis on each quarterly anniversary of the applicable vesting commencement date over the three-year period following the first anniversary of the vesting commencement date. The vesting commencement date for each option is generally the date which is ten years earlier than the option expiration date listed on the table. Our named executive officers' unvested options will become fully vested as follows: (i) Mr. Kohrs—for options expiring on February 26, 2017, 23,720 options vest on February 26, 2011, for options expiring on April 24, 2018, 9,896 options vest on each April 25, July 23, October 23 and January 23 through April 24, 2012 (9,894 options will vest on April 24, 2012), for options expiring on February 1, 2019, 4,166.625 options vest on each May 1, August 1, November 1 and February 1 through February 1, 2013, and for options expiring on February 1, 2020, 20,833.25 options vest on February 1, 2011, and 5,208.3125 options vest on each May 1, August 1, November 1 and February 1 occurring thereafter through February 1, 2014; (ii) Mr. Doty—all vesting with respect to Mr. Doty's unvested options ceased as of February 19, 2010, in connection with his separation; (iii) Ms. Diersen—for options expiring on June 21, 2020, 37,500 options vest on June 21, 2011, and 9,375 options vest on each September 21, December 21, March 21 and June 21 occurring thereafter through June 21, 2014, (iv) Mr. Joiner—for options expiring on April 25, 2018, 5,208.3125 options vest on each April 25, July 23, October 23 and January 23 through April 24, 2012, for options expiring on February 1, 2019, 2,083.3125 options vest on each May 1, August 1, November 1 and February 1 through February 1, 2013, and for options expiring on February 1, 2020, 10,416.5 options vest on February 1, 2011, and 2,604.125 options vest on each May 1, August 1, November 1 and February 1 occurring thereafter through February 1, 2014; (v) Mr. Epinette—for options expiring on March 26, 2019, 4,166.625 options vest on each June 26, September 26, December 26 and March 26 through March 26, 2013, and for options expiring on February 1, 2020, 8,333.25 options vest on February 1, 2011, and 2,083.3125 options vest on each May 1, August 1, November 1 and February 1 occurring thereafter through February 1, 2014; and (vi) Mr. Klemz—for options expiring on September 13, 2020, 20,833.25 options vest on September 13, 2011, and 5,208.3125 options vest on each December 13, March 13, June 13 and September 13 occurring thereafter through September 13, 2014.

(3)
The exercise price of the options were set at the fair market value of a share of our ordinary shares at the time of the grant, with fair market values being determined by our board of directors in good faith.

(4)
All unvested options held by Mr. Doty as of February 19, 2010 were forfeited in connection with the separation agreement.

Potential Payments Upon a Termination or Change in Control

        Pursuant to the employment agreements with our named executive officers, upon certain terminations of employment, our named executive officers are entitled to payments of compensation and benefits as described above under "Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements." The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of (i) any termination (including for cause) or resignation, or a voluntary/for cause termination, (ii) an involuntary termination without cause, (iii) an involuntary termination without cause or a resignation for good reason within twelve months following a change in control, or a qualifying change in control termination, (iv) termination by reason of an executive's death and (v) termination by reason of an executive's disability. The amounts shown assume that the applicable triggering event occurred on January 2, 2011, and therefore are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event. Mr. Doty is not included in the table below because he was not employed as of January 2, 2011. For more information regarding the amounts payable to Mr. Doty in connection with this termination, please refer to the discussion above under

"Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Separation Agreement with Michael Doty."

		Triggering Events
Name	Type of payment	Voluntary/ for cause termination ($)		Involuntary termination without cause ($)		Qualifying change in control termination ($)		Death ($)	Disability ($)
Douglas W. Kohrs	Cash Severance(1)	—		490,333		490,333		—	—
	Benefit Continuation(2)	—		13,575		13,575		—	—
	Target Bonus(3)	—		—		294,200		—	—
	Equity Acceleration(4)	—		—		738,984		—	—
	Gross-Up	—		—		0		—	—
	Total	—		503,908		1,537,092		—	—
Carmen L. Diersen	Cash Severance(1)	—		325,000		325,000		—	—
	Benefit Continuation(2)	—		13,575		13,575		—	—
	Target Bonus(3)	—		—		162,500		—	—
	Equity Acceleration(4)	—		—		0	(5)	—	—
	Total	—		338,575		501,075		—	—
Andrew E. Joiner	Cash Severance(1)	—		327,417		327,417		—	—
	Benefit Continuation(2)	—		13,575		13,575		—	—
	Target Bonus(3)	—		—		163,708		—	—
	Equity Acceleration(4)	—		—		276,000		—	—
	Total	—		340,991		780,700		—	—
Stéphan Epinette(6)	Cash Severance	360,628	(8)	372,649	(9)	721,256	(10)	—	360,628	(8)
	Benefit Continuation	—		—		6,975		—	—
	Target Bonus(7)	22,984		22,984		105,840		22,984	22,984
	Equity Acceleration(4)	—		—		207,000		—	—
	Total	383,612		395,633		1,041,071		22,984	383,612
Kevin J. Klemz	Cash Severance(1)	—		270,000		270,000		—	—
	Benefit Continuation(2)	—		13,575		13,575		—	—
	Target Bonus(3)	—		—		108,000		—	—
	Equity Acceleration(4)	—		—		0	(5)	—	—
	Total	—		283,575		391,575		—	—

(1)
Includes the value of salary continuation for twelve months or payment of a lump sum equal to twelve months' salary following the executive's termination, as applicable.

(2)
Includes the value of medical, dental and vision benefit continuation for each executive and their family for twelve months following the executive's termination. With respect to a qualifying change in control termination, Tornier will bear the entire cost of coverage.

(3)
Includes value of full target bonus for the year of the change in control.

(4)
Includes the value of acceleration of all unvested shares that are subject to options, based on a per share price of $22.50, which is the value obtained in our most recent valuation.

(5)
The value of acceleration of all unvested shares that are subject to options held by Ms. Diersen and Mr. Klemz, all of which have an exercise price of $22.50, is $0, based on a per share price of $22.50, which is the value obtained in our most recent valuation.

(6)
The foreign currency exchange rate of 1.3278 U.S. dollars for 1 Euro, which reflects an average conversion rate for 2010, was used to calculate Mr. Epinette's payments and benefits upon termination of employment.

(7)
Includes amounts payable pursuant to the French incentive compensation scheme maintained by Tornier SAS assuming 100% achievement of applicable performance metrics. Pursuant to French law, participants receive their annual incentive payment for the year of their termination of employment for any reason. Upon a qualifying termination following a change in control, Mr. Epinette will also receive his full target annual bonus for the year of the change in control.

(8)
Reflects an amount equal to twelve months' gross monthly salary, which is payable as consideration for the restrictive covenants contained in Mr. Epinette's employment agreement (the "Restrictive Covenant Consideration"). Pursuant to French law, gross monthly salary represents the average salary Mr. Epinette received during the twelve-month period preceding his termination and includes the amount of annual incentive bonus payable to Mr. Epinette in 2010 in respect of 2009 performance pursuant to our annual bonus program.

(9)
Reflects, in addition to the Restrictive Covenant Consideration, an amount equal to one-fifth of Mr. Epinette's gross monthly salary, multiplied by his number of years of service with Tornier SAS, which is intended to reflect an amount payable pursuant to French law in the event of Mr. Epinette's involuntary termination of employment. Mr. Epinette will receive these benefits following any involuntary termination of employment, except for a termination involving serious or gross misconduct.

(10)
Reflects, in addition to the Restrictive Covenant Consideration, an amount equal to twelve months' gross monthly salary, which is intended to reflect an amount payable pursuant to Mr. Epinette's employment agreement in the event of an involuntary termination of employment within twelve months following a change in control.

DIRECTOR COMPENSATION

        With the exception of Messrs. Tornier and O'Boyle, we did not pay our current directors any compensation for serving on our board of directors during 2010. While Mr. Kohrs did not receive additional compensation for his service as a director, a portion of his compensation was allocated to his service as a member of the board effective as of August 26, 2010. For more information regarding the allocation of Mr. Kohrs's compensation, please refer to footnote (1) to the Summary Compensation Table. The table below summarizes the compensation received by our non-employee directors for the year ended January 2, 2011.

Director Compensation Table

Name	Fees earned or paid in cash ($)		Stock Awards ($)(2)		Option Awards ($)(4)	Total ($)
Sean D. Carney	—		—		—	—
Richard B. Emmitt	—		—		—	—
Pascal E.R. Girin	—		—		—	—
Kevin C. O'Boyle	—		—		565,935	565,935
Alain Tornier	19,917	(1)	981,750	(3)	—	1,001,667
Simon Turton	—		—		—	—
Richard F. Wallman	—		—		—	—
Elizabeth H. Weatherman	—		—		—	—

(1)
The foreign currency exchange rate of 1.3278 U.S. dollars for 1 Euro, which reflects an average conversion rate for 2010, was used to calculate Mr. Tornier's cash compensation. The amount shown reflects meeting fees earned by Mr. Tornier in 2010, as described below.

(2)
The amount shown in the "Stock Awards" column represents the aggregate grant date fair value of stock awards granted in 2010, computed in accordance with FASB ASC Topic 718, which was estimated on the date of grant based on a per-share price of $22.50 (which was equal to our estimate of the fair value of our ordinary shares at that time). As of January 2, 2011, our non-employee directors did not hold any shares of common stock subject to unvested stock awards.

(3)
The amount shown in the "Stock Awards" column for Mr. Tornier represents the aggregate grant date fair value of stock awards issued to Mr. Tornier on June 4, 2010, in respect of amounts owed to Mr. Tornier for past services performed under the terms of his consulting agreement. See footnote (2) above for a discussion of valuation assumptions for the aggregate grant date fair value.

(4)
The amount shown in the "Option Awards" column represents the aggregate grant date fair value of equity awards granted in 2010, computed in accordance with FASB ASC Topic 718. See footnote (2) to the Summary Compensation Table for a discussion of valuation assumptions for the aggregate grant date fair values. As of January 2, 2011, the aggregate number of shares of our common stock subject to outstanding options held by our non-employee directors was as follows: Mr. O'Boyle, 50,000 shares and Mr. Wallman, 34,375 shares.

Narrative Disclosure Relating to Director Compensation Table

Director Compensation

        With the exception of Messrs. Tornier and O'Boyle, we did not pay our current non-employee directors any compensation for serving on our board of directors during 2010. We did, however, reimburse all directors for expenses incurred in connection with their service on the board of directors, including reimbursement of expenses incurred in connection with attending board of directors' meetings. In 2010, in addition to receiving reimbursement for travel expenses, Mr. Tornier was eligible to receive meeting fees of €3,000 per meeting attended, and earned €15,000 in total meeting fees in 2010.

        On July 31, 2006 we entered into a consulting agreement with Mr. Tornier, pursuant to which, in exchange for his services to us as a consultant, he was entitled to receive a consulting fee of €16,000 per month. Pursuant to the agreement, Mr. Tornier advised us and our executive officers with respect to investments, new opportunities for growth and general business matters. The agreement, which had a specified term of one year, was subject to automatic renewal for one-year terms unless either party provides three months' advance notice of their desire not to renew and contained covenants intended to protect against the disclosure of confidential information during and following the term of the agreement. On June 4, 2010, we issued 43,633 ordinary shares to KCH, a Swedish entity which is wholly owned by Mr. Tornier, having a value equal to €0.7 million (the total amount owed to Mr. Tornier for past services performed under the terms of the consulting agreement as of April 4, 2010), based on a per-share price of $22.50 (which was equal to our estimate of the fair value of our ordinary shares at that time) and a foreign currency exchange rate of 1.3479 U.S. dollars for 1 Euro, the spot conversion rate on March 31, 2010. Mr. Tornier's consulting agreement was terminated effective as of March 31, 2010.

Option Grant

        On June 3, 2010, our board of directors granted 50,000 stock options to Mr. O'Boyle pursuant to our stock option plan, with an exercise price of $22.50 per share. The options are subject to the same vesting schedule as those granted to our named executive officers, that is, subject to continued service on the board of directors, 25% of the options vested on the first anniversary of the applicable vesting commencement date, and the remaining 75% of the options will vest on a pro-rata basis on each quarterly anniversary of the vesting commencement date over the three-year period following the first anniversary of the vesting commencement date.

PROPOSALS FOR THE 2012 ANNUAL GENERAL MEETING OF SHAREHOLDERS

        Because we are a Dutch public limited company whose shares are traded on the NASDAQ Global Select Market, both U.S. and Dutch rules and timeframes apply if you wish to submit a candidate for our board of directors to be considered for election at the 2012 Annual General Meeting of Shareholders or if you wish to submit another kind of proposal for consideration by shareholders at the 2012 Annual General Meeting of Shareholders.

        Under our articles of association, if you are interested in submitting a proposal to be presented at the 2012 Annual General Meeting of Shareholders, you must fulfill the requirements set forth in our articles of association, including satisfying both of the following criteria:

  •
  we must receive your proposal at our registered offices in Amsterdam, the Netherlands as set forth below no later than 60 days before the annual general meeting; and

  •
  the number of ordinary shares you hold must equal at least the lesser of 1% of our issued share capital or the equivalent of €50 million in aggregate market value.

        For your proposal to be eligible to be presented at the 2012 Annual General Meeting of Shareholders, we must receive your proposal no later than February 1, 2012 at our offices as set forth below:

  Kevin M. Klemz
  Chief Legal Officer and Secretary
  Tornier N.V.
  Fred. Roeskestraat 123
  1076 EE Amsterdam
  The Netherlands

        Pursuant to U.S. federal securities laws, any proposal by a shareholder to be presented at the 2012 Annual General Meeting of Shareholders and to be included in the Company's proxy statement, including the nomination of one or more directors, must be received by the Company no later than the close of business on February 1, 2012 and must otherwise comply with the SEC's rules, to be considered for inclusion in our proxy materials relating to our 2012 Annual General Meeting of Shareholders. Proposals should be sent to the Company at the address set forth above.

        Proposals must include, as to each matter, (i) a brief description (which includes all material aspects thereof) of the business desired to be brought before the annual general meeting and the reasons for conducting such business at the annual general meeting, (ii) your name and address, as they appear on the share records of the Company, (iii) the number of ordinary shares of the Company that are owned beneficially and of record by you, your affiliates, all groups of which you are a member and all persons with whom you are acting in concert (in each case, identifying them) and (iv) any material direct or indirect interest of you and your affiliates, groups or persons in such business.

        Notice of a nomination to our board of directors must include:

  •
  as to each individual whom such shareholder proposes to nominate for election as a director, (a) the name, date of birth, business address and residential address of such individual, (b) the principal occupation or employment of such individual for at least the five years preceding the date of such notice, (c) the number of ordinary shares of the Company that are owned beneficially and of record by such individual, his affiliates, all persons with whom he is acting in concert and all groups of which he is a member (in each case, identifying them) and (d) all information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

  •
  as to the shareholder giving such notice, (A) the name and address of such shareholder, as they appear on the share records of the Company, (B) the number of ordinary shares of the Company that are owned beneficially and of record by such shareholder, his affiliates, all persons acting in concert with him and all groups of which he is a member (in each case, identifying them) and (C) any professional, commercial, business or familial relationship of such shareholder, affiliates, persons or groups (in each case, identifying them) to such nominee, his affiliates, any person acting in concert with him or any group of which he is a member (in each case, identifying them).

        Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

        For any other proposal that a shareholder wishes to have considered at the 2012 Annual General Meeting of Shareholders, and for any nomination of a person for election to the board of directors at the 2012 Annual General Meeting of Shareholders, the Company must have received written notice of such proposal or nomination during the period beginning March 17, 2012 and ending April 17, 2012. In the event that the next annual general meeting of shareholders is called for a date that is not within 28 days before or after June 16, 2012, in order to be timely, notice by the stockholder must be received no later than the close of business on the tenth day following the day on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

        Proposals and nominations that are not received by the dates specified will be considered untimely. In addition, proposals and nominations must comply with the laws of the Netherlands, our articles of association and the rules and regulations of the SEC.

        You may contact Kevin M. Klemz, Chief Legal Officer and Secretary, Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands, for a copy of the relevant provisions of the Company's articles of association regarding the requirements for making shareholder proposals and nominating director candidates.

SOLICITATION OF PROXIES

        The Company is paying the costs for the solicitation of proxies, including the cost of preparing and mailing this proxy statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by regular employees of the Company without additional compensation. The Company will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to the Company's shareholders.

GENERAL

        The Company's annual report on Form 10-K and Annual Accounts for the fiscal year ended January 2, 2011 is being mailed to shareholders together with this proxy statement on or about May [    ], 2011. The annual report on Form 10-K is not part of the soliciting materials.

        The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, known as "householding," potentially means extra convenience for shareholders and cost savings for companies. This year, a number of brokers with customers who are our shareholders will be "householding" our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to: Kevin M. Klemz, Chief Legal Officer and Secretary, Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands, (+ 31) 20 675 4002.

        Once a shareholder has received notice from his or her broker that the broker will be "householding" communications to the shareholder's address, "householding" will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If, at any time, a shareholder no longer wishes to participate in "householding" and would prefer to receive separate copies of the proxy statement, the shareholder should so notify his or her broker. Any shareholder who currently receives multiple copies of the proxy statement at his or her address and would like to request "householding" of communications should contact his or her broker or, if shares are registered in the shareholder's name, the Company, at the address or telephone number provided above.

        The information set forth in this proxy statement under the caption "Corporate Governance Standards and the Board of Directors—Report of the Audit Committee of the Board of Directors" shall not be deemed to be (i) incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that in any such filing the Company expressly incorporates such information by reference, or (ii) "soliciting material" or "filed" with the SEC.

OTHER MATTERS

        The board of directors knows of no other matters that will be presented for consideration at the Annual General Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
Sean D. Carney Chairman of the Board of Directors
May [ ], 2011

A copy of the Company's annual report on Form 10-K for the fiscal year ended January 2, 2011, including the financial statements and the financial statement schedules thereto, is available without charge upon written request to: Kevin M. Klemz, Chief Legal Officer and Secretary, Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands, or on the Company's website at www.tornier.com.

TORNIER N.V.
PROXY
Annual General Meeting of Shareholders
June 16, 2011
(Solicited on Behalf of the Board of Directors)

        The undersigned shareholder of Tornier N.V., or the Company, hereby constitutes and appoints Douglas W. Kohrs and Kevin M. Klemz or any one of them, to act as the attorneys and proxies of the undersigned, each with full power of substitution and revocation, to vote for and otherwise to represent in the name, place and stead of the undersigned at the Annual General Meeting of Shareholders of the Company to be held at the Company's offices at Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands, on Thursday, June 16, 2011 at 9:00 a.m. CET, and at any adjournments thereof, the number of votes the undersigned would be entitled to cast if personally present at the meeting.

        WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL NO. 1(A)-(C), PROPOSAL NO. 2, PROPOSAL NO. 3, PROPOSAL NO. 5 AND PROPOSAL NO. 6, AND AT "EVERY THREE YEARS" FOR PROPOSAL NO. 4. The instructions entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

PROXY VOTING INSTRUCTIONS

        MAIL—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card;

        INTERNET—You can vote by Internet by going to the website www.proxyvote.com and following the instructions on our proxy card;

        TELEPHONE—You can vote by calling toll-free 1-800-690-6903 in the United States, Canada and Puerto Rico and following the instructions; or

        IN PERSON—You may vote your shares in person by attending the Annual General Meeting of Shareholders.

1.
Election of three directors nominated by the Board of Directors

(a)
Election of Pascal E.R. Girin or Alain Tornier for director. Mark "For" to elect Girin, mark "Against" to elect Tornier.

☐ FOR                   ☐ AGAINST                    ☐ ABSTAIN

(b)
Election of Alain Tornier or Elizabeth H. Weatherman for director. Mark "For" to elect Tornier, mark "Against" to elect Weatherman.

☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN

(c)
Election of Elizabeth H. Weatherman or Kevin M. Klemz for director. Mark "For" to elect Weatherman, mark "Against" to elect Klemz.

☐ FOR                     ☐ AGAINST                     ☐ ABSTAIN

2.
Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditor for the fiscal year ending January 1, 2012.

☐ FOR                     ☐ AGAINST                      ☐ ABSTAIN

3.
Advisory proposal to approve the compensation of the Company's named executive officers.

☐ FOR                      ☐ AGAINST                      ☐ ABSTAIN

4.
Advisory proposal on how often to vote on the approval of the compensation of the Company's named executive officers.

☐ 1 YEAR                       ☐ 2 YEARS                       ☐ 3 YEARS                       ☐ ABSTAIN

5.
The adoption of the Company's statutory annual accounts.

☐ FOR                        ☐ AGAINST                        ☐ ABSTAIN

6.
The release of the members of the Company's board of directors from liability with respect to the exercise of their duties during the fiscal year ended January 2, 2011.

☐ FOR                         ☐ AGAINST                         ☐ ABSTAIN

7.
In his discretion, upon such other matters as may properly come before the meeting.

        Said attorneys and proxies, or their substitutes (or if only one, that one), at said meeting, or any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

        Receipt is acknowledged of the Notice of Annual General Meeting of Shareholders, the proxy statement accompanying such Notice and the annual report on Form 10-K to shareholders for the fiscal year ended January 2, 2011.

, 2011 Date	Shareholder(s) signature(s)
, 2011 Date	Shareholder(s) signature(s)

        Note: If shares are held jointly, both holders should sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.